Exhibit 10.20

LEASE

between

TWO TWENTY TWO BERKELEY VENTURE, as LANDLORD

and

HOUGHTON MIFFLIN COMPANY, as TENANT

Dated as of December 16, 1991

BASIC LEASE INFORMATION

Date:	December 16, 1991

Tenant:	Houghton Mifflin Company

Address:	One Beacon Street Boston, MA 02108

Landlord: Address:	Two Twenty Two Berkeley Venture c/o Hines Interests Limited Partnership 500 Boylston Street, Suite 1800 Boston, MA 02116

Location of Leased	Floors three (3) through eleven (11), as Premises: shown on Exhibit A, of the Building located on the Land described in Exhibit A-1

Net Rentable Area:	263,923 square feet

Term Commencement Date:	March 1, 1992

Scheduled Completion Date:	March 1, 1993

Estimated Outside Completion Date:	December l, 1993

Scheduled Rent Commencement Date:	March 1, 1994

Term Expiration Date:	The thirteenth (13th) anniversary of the Rent Commencement Date

Options to Extend Term:	Either (A)	One (1) two year option
or
	(B)	One (1) five year option, and one (1) subsequent option for, as determined by Landlord pursuant to Section 9.01, either five years or ten years

Base Rent	Years 1 - 10: $12.27 per square foot per year of Net Rentable Area leased Years 11 - 15: $15.55 per square foot per year of Net Rentable Area leased

Tenant’s Proportionate

The ratio, expressed as a percentage, of the Net Share:
Rentable Area of the Leased Premises to the
greater of (i) ninety-five percent (95%) of the
total Net Rentable Area of the Office Section,
or (ii) the Total Leased Net Rentable Area. As
of the date of this Lease, based on 95% of the
total Net Rentable Area of the Office Section,
the Tenant’s Proportionate Share is 58.67%

INDEX

SECTION NUMBER
Basic Lease Information
Schedule of Exhibits
ARTICLE l. LEASE

1.01	Lease
ARTICLE 2. TERM; USE; RENT

2.01	Term
2.02	Use
2.03	Rent
2.04	Operating Cost
2.05	Impositions
2.06	Computation of Operating Cost and Impositions

2.07	Adjustment for Variation Between Estimated and Actual Operating Cost and Impositions

2.08	Notice of Adjustments
2.09	Operating Cost for 1994
ARTICLE 3. LANDLORD’S COVENANTS

3.01	Basic Services
3.02	Extra Services
3.03	Graphics and Signage
3.04	Repair Obligation
3.05	Peaceful Employment
3.06	Restricted Uses

SECTION NUMBER
ARTICLE 4. TENANT’S COVENANTS

4.01	Construction of Tenant Improvements
4.02	Taxes on Personal Property
4.03	Repairs by Tenant
4.04	Waste
4.05	Assignment or Sublease
4.06	Alterations and Surrender
4.07	Compliance with Laws and Insurance Standards
4.08	Entry for Repairs and Leasing
4.09	No Nuisance
4.10	Subordination
4.11	Estoppel Certificate
4.12	Tenant’s Remedies
4.13	Rules and Regulations
4.14	Personal Property at Tenant’s Risk
4.15	Payment of Landlord’s Expenses
4.16	Window Coverings
ARTICLE 5. CASUALTY and EMINENT DOMAIN

5.01	Casualty Insurance
5.02	Liability Insurance
5.03	Tenant’s Insurance
5.04	Indemnity and Exoneration
5.05	Waiver of Subrogation Rights

SECTION NUMBER
5.06	Condemnation and Loss or Damage
5.07	Damage Due to Fire and Casualty
ARTICLE 6. DEFAULT

6.01	Events of Default
6.02	Remedies upon Default
6.03	Damages upon Termination
6.04	Computation of Rent for Purposes of Default
6.05	Rights of Landlord in Bankruptcy
6.06	Interest on Late Payments
ARTICLE 7. APPRAISAL

7.01	Appraisal of Fair Market Net Rent
ARTICLE 8. MISCELLANEOUS

8.01	Holding Over
8.02	Amendments and Modifications
8.03	Transfers by Landlord
8.04	Severability
8.05	Notices
8.06	No Joint Venture
8.07	Successors and Assigns
8.08	Applicable Law
8.09	Time of the Essence
8.10	Submission Not an Option
8.11	Brokerage
8.12	Waiver of Jury Trial

SECTION NUMBER
8.13	All Agreements Contained
8.14	Cumulative Remedies
8.15	Failure to Enforce
8.16	Notice of Lease; Other Notices and Agreements
8.17	Moving Expense Reimbursement
8.18	Release of Existing Lease Obligations
8.19	Hiring Practices
ARTICLE 9. OPTIONS TO EXTEND THE TERM

9.01	Grant and Exercise of Options to Extend
9.02	Election to Reduce the Leased Premises
9.03	Rent During Extended Term
9.04	Lease Continues in Effect
ARTICLE 10. OPTIONS TO EXPAND THE LEASED PREMISES

10.01	Grant of Initial Option to Expand
10.02	Grant of Options to Expand
10.03	Exercise of Options to Expand
10.04	Rent for Expansion Space
10.05	Condition of Expansion Space
10.06	Expansion Space Part of Leased Premises
ARTICLE 11. FIRST RIGHT TO LEASE

11.01	Exercise of First Right to Lease
ARTICLE 12. ADDITIONAL OPTIONS

12.01	Parking

SECTION NUMBER
12.02	Storage Area
12.03	Antenna or Satellite Dish
12.04	Security
12.05	Exhibits
ARTICLE 13. DEFINITIONS

13.01	Definitions
Signatures

SCHEDULE OF EXHIBITS

Exhibit A	Leased Premises

Exhibit A-1	Description of Land

Exhibit A-2	Description of 500 Boylston Parcel

Exhibit B	Work Letter

Exhibit C	Storage Area

Exhibit D	Building Rules and Regulations

Exhibit E	Net Rentable Area of Floors in the Building

Exhibit F	Berkeley Entrance Graphic

Exhibit G	Paving Graphic

Exhibit H	Location of Tenant Directory Board

Exhibit I	Janitorial Service to Leased Premises

Exhibit J	Impositions on the Building as of the date of the Lease

THIS LEASE is entered into as of the date hereof  between  Landlord and Tenant.

ARTICLE 1

LEASE

1.01. Lease. Landlord leases to Tenant and Tenant leases from Landlord the Leased Premises, and as appurtenant to the Leased premises, the right to use in common with others entitled thereto, the Common Areas, the Project Common Areas, the Loading Docks and the Parking Section, all upon the terms, covenants and conditions set forth herein.

ARTICLE 2

TERM; USE; RENT

2.01. Term. Except as otherwise provided herein, this Lease shall commence on the Term Commencement Date, and shall continue in full force for the Term. Except as otherwise provided herein, Landlord’s obligations under this Lease shall commence upon the date hereof. Tenant’s obligations under this Lease shall commence upon the Completion Date (except as expressly otherwise provided herein with respect to obligations arising earlier), unless Tenant shall have taken occupancy of all or any portion of the Leased Premises for the conduct of its business on an earlier date, in which case such obligations shall commence on the date of such occupancy, but only with respect to any floor or portion thereof so occupied by Tenant. Notwithstanding the foregoing, Tenant’s obligation to pay Gross Rent shall commence upon the Rent Commencement Date, unless subsequent to the Scheduled Rent Commencement Date but prior to the Rent Commencement Date Tenant shall have taken occupancy of all or any portion of the Leased Premises for the conduct of its business in which case Tenant’s obligation to pay Gross Rent shall commence upon such occupancy, but any such obligation shall commence only with respect to any floor or portion thereof so occupied by Tenant, Landlord agrees to use reasonable efforts to Substantially Complete the Leased Premises by the Scheduled Completion Date, failing which, Landlord shall continue to use reasonable efforts to Substantially Complete the Leased Premises unless and until this Lease shall have been terminated pursuant to this Section 2.01 (which agreement shall hereinafter be referred to as “Landlord’s Delivery Covenant”). If the Leased Premises are not Substantially Complete by the

Scheduled Completion Date for any reason, Landlord shall not be liable for any claims, damages or liabilities by reason thereof, but the Rent Commencement Date shall be delayed by two (2) days for each day of such delay in Substantial Completion, unless and to the extent such delay was caused by Force Majeure or any Tenant’s Delay (in which case the Rent Commencement Date shall not be so delayed). Landlord shall use reasonable efforts to give Tenant notice of the occurrence of any event which may cause a delay in the Completion Date beyond the Scheduled Completion Date, and the estimated length of any such delay. In any event, if landlord fails to give Tenant written notice within three (3) Business Days of the occurrence of any such event, then any Tenant Delay caused thereby shall not be deemed to have commenced until the date such notice is given. Landlord shall also provide Tenant with thirty (30) days prior notice of the date when Landlord reasonably expects to achieve Substantial Completion, based upon the progress of the work. Tenant will commence occupancy of the Leased Premises after the Completion Date, with occupancy of no less than seventy five percent (75%) of the Leased Premises (including the executive offices of Tenant) by the first anniversary of the Completion Date. If Landlord has not commenced construction of the Initial Tenant Improvements by the date which is one hundred and twenty (120) days prior to the Outside Completion Date, then for so long as such failure to commence construction shall continue, Tenant may give Landlord notice of its intent to terminate this Lease if such construction is not commenced within the next thirty (30) days following such notice, and, if construction is not commenced within such period, then Tenant may terminate this Lease by notice to Landlord given within thirty (30) days following the expiration of the initial thirty (30) day period. So long as Landlord is not in default of Landlord’s Delivery Covenant, this right of termination shall be Tenant’s sole remedy in the event construction is not commenced as aforesaid. If the Leased Premises are not Substantially Complete by the Outside Completion Date, then for so long as the Leased Premises are not Substantially Complete, Tenant may give Landlord notice of its intent to terminate this Lease if Substantial Completion does not occur within the next thirty (30) days following such notice, and, if Substantial Completion does not occur within such period, then Tenant may terminate this Lease by notice to Landlord given within thirty (30) days following the expiration of the initial thirty (30) day period, Tenant shall have the continuing right to terminate this Lease at any time before Substantial Completion occurs in the same manner as provided in the immediately preceding sentence. So long as Landlord is not in default of Landlord’s Delivery Covenant, this right of termination shall be Tenant’s sole remedy in the event Substantial Completion does not occur. If Tenant gives Landlord notice that Tenant desires to terminate this Lease under the terms of the previous three sentences of this Section 2.1, then, as a condition to such termination Tenant shall reimburse Landlord for all previously uncompensated Tenant Extra Costs; such termination shall not be deemed effective unless such costs and expenses are paid in full. In the event Tenant provides Landlord with such notice of termination and this Lease is terminated in accordance with the provisions of this paragraph, Tenant shall not be liable to Landlord for any Tenant Extra Costs incurred by Landlord after the date of such notices. If Substantial Completion does not occur within eighteen (18) months after the Estimated Outside Completion Date (as extended by any period of delay to the extent resulting from Landlord’s failure to fulfill Landlord’s Delivery Covenant), then Landlord shall have the right to terminate this Lease by notice to Tenant.

2.02. Use. Tenant shall use the Leased Premises solely for the Permitted Use and for no other use or purpose, except as permitted by Landlord pursuant to Landlord’s written consent (which consent Landlord may withhold in its absolute and sole discretion).

2.03. Rent. All obligations of Tenant to make payments to Landlord under this Lease shall constitute Rent. Tenant shall pay the Rent at the times and in the manner hereinafter set forth. All Rent shall be paid in lawful money of the United States, Gross Rent shall be paid commencing on the Rent Commencement Date and continuing thereafter in twelve (12) equal monthly installments (subject, however, to an adjustment of the portion thereof representing Tenant’s Proportionate Share of the Estimated Operating Cost and Tenant’s Proportionate Share of the Estimated Impositions in accordance with Section 2.08) on the first day of each calendar month during each year of the Term and any extensions thereof, in advance without demand, and all Rent shall be paid without any reduction, abatement counterclaim or set-off (except as expressly set forth in Sections 3.01(b), 5.06(b) and 5.07(e)), at the address for Landlord specified on the Basic Lease Information sheet or at such other address as may be designated in a notice by Landlord from time to time. If the Rent Commencement Date occurs on other than the first day of a month, then Gross Rent provided for such partial month shall be equitably prorated on such date of commencement. If the Term terminates on other than the last day of a calendar month, then Gross Rent provided for such partial month shall be equitably prorated on such date of termination.

2.04. Operating Cost.

(a)               Operating Cost shall mean all expenses and costs of every kind and nature incurred by Landlord in its reasonable business judgment which Landlord shall pay or become obligated to pay because of or in connection with the management, maintenance, preservation or operation of the Building (determined in accordance with generally accepted accounting principles, consistently applied) including, but not limited to the following:

(1)              Expenses of the operation, maintenance and security of the Building, including compensation in the form of wages, salaries, and other compensation and benefits (including payroll taxes, federal, state and local unemployment taxes and social security taxes), insurance, welfare and retirement benefits, and related expenses and benefits of all on-site employees (not exceeding the level of property manager) and off-site employees (but only to the extent such employees are involved directly in the operation, maintenance, management and preservation of the Building, and with respect to off-site employees above the level of the property manager directly responsible for the Building, only so long as Hines Interests Limited Partnership or an affiliate thereof is managing the Building; it being agreed that the manner in which Landlord allocates the expenses for such off-site employees and categories to which such expenses are allocated will not change from the manner utilized by Landlord as of the date of this Lease and Landlord agrees to certify that such manner and categories have not changed (the “Allocable Share Certification”) in connection with the delivery by Landlord to Tenant of the statement of the Operating Cost and Impositions pursuant to Section 2.06) but excluding employees and other personnel to the extent they are engaged in the initial development and construction of the Building;

(2)              The Building’s allocable share of the cost incurred by Landlord in Greater Boston for Landlord’s office and management office operation for the Building (provided, however, that if such office is located outside the Project, such allocable share shall not exceed the allocable share of the cost which would have been incurred had the office been located within the Project);

(3)              All tools, supplies materials and equipment used in the operation and maintenance of the Building (the “Building Equipment”), including rental fees for the same, if such items are not purchased and amortized, or, if Landlord in its reasonable business judgement determines that it is ultimately less costly to purchase than to rent, then the cost of such Building Equipment, as amortized by Landlord in accordance with requirements governing the amortization of such Building Equipment under the Internal Revenue Code, together with reasonable financing charges (the reasonableness of such financing charges to be determined with reference to the rates then being offered by institutional lenders for such financing);

(4)              Utilities, including water and power, sewer, gas, heating, lighting, air conditioning and ventilating the entire Building (provided, however, that should any tenant in the Building, including Tenant, have special needs or uses requiring the use of any such utility beyond the ordinary for a typical tenant in a first-class office building like the Building, as determined by Landlord in its reasonable judgment (which, in the case of electrical usage, is established pursuant to Section 3.01(a)(v) and (vi)), Landlord shall monitor such additional usage by the installation of meters or by other reasonable means, exclude the cost of such additional usage from the Operating Cost and bill the tenant directly therefor);

(5)              All maintenance, janitorial and service agreements or costs for the Building, including, without limitation, alarm service, landscaping, window cleaning, escalator and elevator maintenance, rubbish and snow removal, pest control, equipment maintenance or servicing or maintenance or cleaning for sidewalks, Building exterior, roof and service areas (provided, however, that the additional cost for any such services beyond the ordinary for providing such services to typical tenants in a first-class office building like the Building or which are made necessary by the special needs or uses of any party, including Tenant, as determined by Landlord in its reasonable judgment, shall not be included in the Operating Cost but shall be billed directly to such party);

(6)              A management cost recovery in connection with the operation of the Building; Tenant’s share to be three percent (3%) of all Gross Rent, excluding such cost recovery;

(7)              Legal and accounting services for the Building, including the costs of audits by certified public accountants; excluding, however, the cost of dispute resolution auditing of the Operating Cost or Impositions pursuant to leases with tenants in the Building, costs incurred as a result of the negligence or willful misconduct of Landlord or Landlord Responsible Parties, costs incurred in proceedings against any specific tenant, and costs incurred in connection with the financing, refinancing, leasing, development and/or construction of, the Building;

(8)              All insurance premiums and costs applicable to the Building and Landlord’s personal property used in connection therewith, including but not limited to, the premiums and cost of fire, casualty and liability coverage and rental abatement or business interruption insurance;

(9)              Repairs (including, where necessary, replacements which do not constitute capital improvements) together with reasonable financing charges until the full cost of such repairs is repaid to Landlord by tenants in the Building (the reasonableness of such financing charges to be determined with reference to the rates then being offered by institutional lenders for such financing) and general maintenance (except for repairs the cost of which is paid for by, or would have been paid for by, the proceeds of insurance which Landlord is required to carry pursuant to Section 5.01 of this Lease or which are paid for directly by Tenant or other third parties, and except for alterations to the extent attributable to tenants of the Building);

(10)        Capital improvements made to the Building, including replacements as amortized by Landlord in accordance with requirements governing the amortization of such capital improvements under the Internal Revenue Code, together with reasonable financing charges (the reasonableness of such financing charges to be determined with reference to the rates then being offered by institutional lenders for such financing) subsequent to the Completion Date which (i) are designed to and will improve the operating efficiency of the Building, or (ii) may be required by governmental authorities pursuant to applicable laws, ordinances or regulations subsequent to the approval of the Initial Tenant Improvement Plans (other than those which are required for the exclusive benefit of an individual tenant or tenants and not relating to the general use or operation of the Building); provided, however, that the amount of such amortization and financing charges for items in (i) above shall not exceed in any year the amount of costs reasonably determined by Landlord to have been saved in such year by the expenditure either through direct reduction or minimization of increases which would have otherwise occurred, and provided further that with respect to (ii) above, Landlord shall take reasonable steps to comply with such governmental requirements in the most economical manner.

(b)              Notwithstanding any other provision herein to the contrary, in the event that the Building is not fully occupied during any year of the Term, an adjustment shall be made in computing those items constituting components of Operating Cost which vary depending on the level of occupancy of the Building for such year so that Operating Cost shall be extrapolated and computed as though the Building had been fully occupied during such year; provided, however, that in no event shall Landlord collect in total, from Tenant and all other tenants of the Building, an amount greater than one hundred percent (100%) of the actual Operating Cost during any year of the Term.

(c)               Notwithstanding the foregoing, Operating Cost shall not include any costs and expenses excluded expressly by the provisions of subsection (a) above or any costs and expenses relating to:

(1)              the management, maintenance, preservation or operation of (i) the Parking Section, (ii) the Commercial Section, to the extent constituting leasable space for tenants of the Commercial Section, and (iii) the Common Areas to the extent reasonably allocable to the Parking Section or the Commercial Section;

(2)              any special needs or uses of tenants with respect to storage areas resulting in extraordinary costs or expenses in connection with maintaining, repairing and operating such storage areas;

(3)              leasing commissions or tenants inducements associated with leasing activities;

(4)              costs or improvements to any tenant’s leased premises or otherwise exclusively for the benefit of an individual tenant;

(5)              principal, interest, late charges or other payments on loans (except as provided in (a)(3), (a)(9) or (a)(10) above), ground rent, rent paid for the right to locate Project Common Areas or Loading Docks outside of the Building, or payments on equity obligations;

(6)              costs of repairing, replacing or otherwise correcting defects in the design or construction of the Project, or design or construction defects in any leasehold improvements in rentable areas of the Building;

(7)              leasing commissions, attorneys’ fees, costs and disbursements and other expenses, any of which are incurred in connection with negotiations or disputes with tenants or prospective tenants, except with respect to disputes with other tenants the resolution of which is reasonably likely to result in a material benefit to the tenants of the Project (other than costs incurred in connection with the lease termination and eviction of any tenant);

(8)              depreciation and amortization of the Project or equipment, except as provided in (a)(3) and (a)(10) above;

(9)              expenses in connection with services of a type which Tenant does not receive under this Lease but which are provided to another tenant;

(10)        fines, penalties or indemnification obligations incurred due to violations by Landlord or Landlord Responsible Parties of any governmental rule or authority, or any agreement made in connection therewith with a governmental entity, and any costs of remedying such violations or defending the prosecution thereof (except for the costs of remedying such violations to the extent such costs are permitted Operating Costs pursuant to Section 2.04(a)(10));

(11)        all amounts paid to principals, subsidiaries, affiliates or other parties related to Landlord for services for the Project in excess of the amount payable for comparable services provided by a party who is not a principal, subsidiary, affiliate or otherwise related party;

(12)        costs and expenses to the extent related to the ownership (as distinguished from operation and maintenance, including the charges contemplated by (a)(2) above) of the Project;

(13)        ny particular items and services for which Tenant otherwise reimburses Landlord by direct payment over and above Base Rent and Tenant’s Proportionate Share of Operating Cost;

(14)        advertising, marketing, promotional and like expenditures;

(15)        costs of refinancing the Project;

(16)        interest or penalties resulting from delinquent payments by Landlord, provided such delinquent payments are not caused by Tenant;

(17)        repairs or other work occasioned by fire, windstorm or other casualty to the extent covered by insurance required to be carried by Landlord hereunder, or by the exercise of the right of eminent domain, or voluntary conveyance in lieu thereof, to the extent reimbursed by condemnation proceeds;

(18)        Landlord’s costs of electricity and other services to the extent they are separately chargeable to tenants as an additional charge or rental over and above the regular installments of rent payable under the lease with such tenant;

(19)        costs incurred by Landlord which are considered capital improvements and replacements under generally accepted accounting principles (“GAAP”) including contributions to replacement or contingency reserves created by Landlord, except as provided in (a)(3) or (a)(10) above;

(20)        any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord; and

(21)        costs for the purchase of sculpture, paintings, or other objects of art, and any royalties payable in connection therewith; and

(22)        the cost of any curative action required, or any repair, replacement or alteration made, by Landlord (or by a third party, the cost of which is imposed upon Landlord) to remedy a condition or damage caused by or resulting from the negligence or willful misconduct of Landlord or Landlord Responsible Parties, and, except to the extent such costs are permitted Operating Costs pursuant to Section 2.04(a)(10), the costs of complying with governmental or insurance requirements to the extent caused by a condition existing as of the date the Initial Tenant Improvement Plans are approved unless and to the extent caused by Tenant.

2.05. Impositions. Impositions shall mean all real estate or personal property taxes, possessory interest taxes, so-called “linkage payments” made by Landlord with respect to the Building pursuant to that certain Development Impact Project Agreement dated as of June 28, 1985, as amended by that certain First Amendment to Development Impact Project Agreement dated as of May 11, 1988 and as the same may be further amended (provided that if any further amendment increases the amount to be paid by Landlord, such increase shall not constitute an Imposition), or similar charges, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, assessments, levies, fees or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind (including fees “in-lieu” of any such tax or assessment) payable over the longest permitted period (provided no extra costs are incurred as a result thereof), which are assessed, levied, charged, confirmed or imposed by any public authority upon the Land, the Building, its operations or the Rent (or any portion or component thereof) including in the year paid, all reasonable fees and costs incurred by Landlord in seeking to obtain an abatement or reduction of, or a limit on any increase, in any taxes, regardless of whether any abatement, reduction or limitation is obtained, but excluding (i) inheritance or estate taxes imposed upon or assessed against the Building, or any part thereof or interest therein, (ii) taxes computed upon the basis of the net income derived from the Building by Landlord or the owner of any interest therein, (iii) that portion of the items enumerated in this Section which is allocable to the Commercial Section or the Parking Section of the Building and (iv) any involuntary payments which Landlord may agree to make with respect to the Building after the date hereof. Attached hereto as Exhibit J is an itemization of the Impositions for 1991 and the respective amounts thereof, on an annualized basis, which currently relate to the Building. Landlord represents that it is not aware of any other Impositions affecting the Building as of the date hereof; however, Landlord and Tenant acknowledge that said itemization of Impositions may change during the Term hereof. Upon the written request of Tenant, Landlord will either (x) institute such proceedings as it may, in its reasonable business judgment, consider appropriate to seek an abatement of the Impositions, or (y) permit Tenant to institute such proceedings as it may, in its reasonable business judgment, consider appropriate to seek an abatement of the Impositions, provided that if Landlord reasonably believes that there is not a reasonable probability of success (without regard to the impact of such proceedings upon any building other than the Building), Landlord may refuse to permit Tenant to institute any such proceedings.

2.06. Computation of Operating Cost and Impositions.

(a)               Landlord shall, within a reasonable period of time following each calendar year, give Tenant a statement of the Operating Cost and Impositions during such calendar year (prepared by a certified public accountant), which shall be accompanied by a computation of Tenant’s Proportionate Share of such Operating Cost and Impositions and an Allocable Share Certification. Landlord agrees to use reasonable efforts to provide Tenant, within one hundred and twenty (120) days after each calendar year, with either such statement or a written explanation of why such statement is not available, but Landlord’s failure to provide Tenant with either such statement or such written explanation within said period shall not release either party from the obligation to make the adjustment provided for in Section 2.07. Notwithstanding the foregoing, Landlord shall have no right to collect an adjustment under Section 2.07 for a given calendar year should Landlord fail to deliver such statement within three hundred and sixty (360) days after such calendar year. Tenant shall have the right, for one hundred and eighty (180) days following the presentation of such statement by Landlord, to examine and audit Landlord’s books and records with respect to the Operating Cost and/or Impositions for such calendar year (it being agreed that Tenant shall not have the right, beyond that otherwise provided herein, to audit the books and records which establish the basis for the Allocable Share Certification). If the results of such audit indicate that Tenant has overpaid its share of Operating Cost or Impositions for such calendar year, Tenant shall give notice to Landlord of the results of the audit within said one hundred and eighty (180) day period (the “Overpayment Notice”), which notice shall be accompanied by a copy of the audit together with a statement in reasonable detail of the reasonable cost of such audit, and thereupon Landlord may elect to either (i) pay to Tenant the amount of such overpayment, plus, if Tenant has overpaid its share of Operating Cost or Impositions for such calendar year by more than three percent (3%), the reasonable cost of such audit, within thirty (30) days of the Overpayment Notice or (ii) submit the issue to the dispute resolution procedure set forth in subsection 2.06(b) by notice given to Tenant within thirty (30) days of the Overpayment Notice (the “Dispute Resolution Notice”). In the event that Landlord delivers its statement of Operating Cost and Impositions for the calendar year more than one hundred and twenty (120) days after the end of the calendar year and in the event that Tenant has overpaid its share of Operating Cost or Impositions for such calendar year, then if Tenant complies with the provisions of the immediately preceding sentence and if Tenant is not otherwise in default hereunder beyond any applicable grace period, Landlord shall pay Tenant, together with the amount of Tenant’s overpayment interest to Tenant on the amount of such overpayment calculated from the first day of the calendar year following such calendar year to the date of repayment to Tenant at the then prime rate of the Bank of Boston, or any successor institution thereto.

(b)              Landlord and Tenant shall each within thirty (30) days after Landlord gives the Dispute Resolution Notice to Tenant appoint a person to act as the expert on its behalf and notify the other of such appointment. Each expert shall have at least ten (10) years experience in the operation of first-class commercial office buildings. If either party shall fail to so appoint an expert within said thirty (30) day period, the expert appointed by the other shall determine the issue. In the event that the two experts are appointed within said thirty (30) day period, the experts so chosen shall meet within ten (10) business days after the second expert is appointed to determine Tenant’s Proportionate Share of Operating Cost or Impositions, as the case may be.

If the two experts are unable to agree within ten (10) business days after such first meeting, they shall appoint a third expert, who shall be a competent and impartial person with qualifications similar to those required of the first two experts. In the event the two experts are unable to agree upon such appointment within five (5) business days after the expiration of said ten (10) day period, then either party, on behalf of both, may request the appointment of such qualified person by an officer of the American Arbitration Association in Boston.  The expert appointed by each party shall state in writing his or her determination of Tenant’s Proportionate Share of Operating Cost or Impositions, as the case may be, supported by the reasons therefor, with counterpart copies to each party. The experts shall arrange for a simultaneous exchange of such proposed determinations.  The role of the third expert shall be to select which of the two proposed determinations most closely approximates his own determination, and the third expert shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination chosen by the third expert shall constitute the decision of the experts and shall be final and binding upon the parties. This provision for determination shall be specifically enforceable to the extent such remedies are available under applicable law, and either party shall have the right to enter judgment thereon, unless otherwise provided by applicable law.  Landlord and Tenant shall each pay for the fees and disbursements of any expert appointed by it and shall share equally in the fees and expenses of any third expert.

In the event of a failure, refusal or inability of any expert to act, his or her successor shall be appointed by him or her, but in the case of the third expert, his or her successor shall be appointed in the same manner as provided for appointment of the third expert.

2.07. Adjustment for Variation Between Estimated and Actual Operating Cost and Impositions. If the Operating Cost and/or the Impositions for any calendar year exceed, respectively, the Estimated Operating Cost and/or the Estimated Impositions, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess within thirty (30) days after presentation of Landlord’s statement pursuant to Section 2.06. If the Operating Cost and/or Impositions for any calendar year are less than, respectively, the Estimated Operating Cost and/or the Estimated Impositions, then Landlord shall pay to Tenant Tenant’s Proportionate Share of such difference with the presentation of Landlord’s statement pursuant to Section 2.06. Should the Rent Commencement Date occur or the Term of this Lease terminate at any time other than on the first day of a calendar year, Tenant’s Proportionate Share of the Operating Cost and/or the Impositions shall be prorated for the exact number of calendar days occurring in the partial year in question, and in the case of any termination, the provisions of this Section 2.07 shall survive such termination.

2.08. Notice of Adjustments. Commencing with the calendar year during which the Rent Commencement Date occurs and prior to each subsequent calendar year during the Term, and otherwise from time to time as Landlord deems appropriate, Landlord shall give Tenant notice of Tenant’s Proportionate Share of the Estimated Operating Cost and Tenant’s Proportionate Share of the Estimated Impositions set forth in reasonable detail, Tenant shall thereafter pay Landlord, in accordance with the provisions of Section 2.03, Tenant’s Proportionate Share of such Estimated Operating Cost and such Estimated Impositions. For any calendar year, or portion thereof, for which Landlord does not provide Tenant with the notice referred to in this Section 2.08, Tenant shall pay Tenant’s Proportionate Share of the Estimated Operating Cost and Tenant’s Proportionate Share of the Estimated Impositions at the rate for the previous calendar year, subject, however, to the annual adjustment described in Section 2.06 and Section 2.07.

2.09. Operating Cost for 1994. Notwithstanding anything in this Lease to the contrary, the Operating Cost for the calendar year 1994 shall in no event exceed the amount set forth in this Section 2.09. As of the date hereof, the Tenant’s Proportionate Share of Operating Cost which will be a part of the Gross Rent is $6.71 per square foot of Net Rentable Area. Of this $6.71, electricity charges, water and sewer charges, insurance premiums, and management cost recovery of three percent (3%) thereon is $2.63 per square foot of Net Rentable Area. The balance of the Tenant’s Proportionate Share of Operating Cost is $4.08 per square foot of Net Rentable Area. In the 1994 calendar year, Tenant’s Proportionate Share of Operating Cost with respect to all Operating Cost, other than the costs incurred by Landlord as part of Operating Cost constituting electricity charges, water and sewer charges, insurance premiums and management cost recovery of three percent (3%) thereon shall not exceed the sum of (a) $4.08 per square foot of Net Rentable Area and (b) the product of (i) the percentage increase in the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index (All Urban Consumers, All Items, 1982-1984 equals 100) between Calendar Year 1991 and Calendar Year 1994 and (ii) $4.08 per square foot of Net Rentable Area. If such Index is discontinued or revised, the average rate of inflation shall be determined by reference to the index designated as the successor or substitute index by the government of the United States.

ARTICLE 3

LANDLORD’S COVENANTS

3.01. Basic Services. Landlord or its affiliates shall operate the Building to a standard of quality consistent with that of first-class office buildings in Boston, Massachusetts and shall:

(a)               Furnish Tenant during the hours contemplated hereunder during Tenant’s occupancy of the Leased Premises:

(i)                 Water used by the building standard cooling, drinking and sanitation systems, domestic hot and cold water and water for maintenance and janitorial services, such water to be available at all times.

(ii)              During Business Hours, central heat, ventilation and air conditioning which, subject to applicable laws, ordinances, rules and regulations (but not any voluntary standards) shall be sufficient during the season in question to meet the following temperature requirements under load conditions which do not exceed occupancy of one (1) person per one hundred (100) square feet of usable area and power consumption for lighting and electrical equipment at a rate of four (4) watts per square foot of usable area, with no humidity control and assuming the use of appropriate blinds on all windows to shade the Leased Premises: (1) a minimum temperature of 72 degrees Fahrenheit inside, plus or minus 2 degrees, with a minimum temperature outside of 0 degrees Fahrenheit, and (2) a maximum temperature of 76 degrees Fahrenheit inside, plus or minus 2 degrees, with a maximum temperature outside of 91 degrees Fahrenheit (dry bulb) or 75 degrees Fahrenheit (wet bulb).

(iii)           Maintenance, repairs, structural and exterior maintenance (including glass and glazing for the exterior of the Building and for the Winter Garden), painting and electric lighting service for the Project Common Areas and the Common Areas in the manner and to the extent customarily provided by landlords in first-class office buildings in Boston, such maintenance, repairs and service to be provided at such times as Landlord may reasonably determine.

(iv)          Janitorial service to the Leased Premises in accordance with Exhibit I, after Business Hours on Business Days (except as otherwise set forth in Exhibit I).

(v)             Electricity for typewriters, voice writers, calculating machines, low consumption duplicating machines, low consumption electronic data processing equipment, and other machines of similar low electrical consumption (it being agreed that Tenant’s total consumption for such items shall not exceed one (1) watt per square foot of Net Rentable Area per month at one hundred and twenty (120) volts). The electricity shall be provided from a central bus duct which shall have the capacity to deliver two (2) watts per square foot of two hundred and seventy-seven (277) volt single phase electricity and two (2) watts per square foot of one hundred and twenty (120) volt single phase electricity.

(vi)          Initial lamps, bulbs, starters and ballasts for building standard fixtures used within the Leased Premises, replacement bulbs (including the replacement of such bulbs) for building standard fixtures used within the Leased Premises for one year following the Tenant’s initial occupancy of the Leased Premises for the purpose of conducting its business, and electricity for lighting such fixtures.

(vii)       Security for the Building consistent with the operation of a first-class office building in downtown Boston, which as of the date hereof includes security personnel during Business Hours and a card access system during non-Business Hours. Notwithstanding the foregoing, Landlord shall have the right to alter specific aspects of said security, so long as the level of security provided at all times during the Term is comparable or exceeds the level provided as of the date of this Lease.

(viii)    Public elevator service serving the floors on which the Leased Premises are situated, including (x) during Business Hours, three (3) elevators in the low rise bank of elevators, five (5) elevators in the high rise bank of elevators, and a freight elevator and (y) after Business Hours, elevator service as reasonably determined by Landlord consistent with the standards of a first class office building, but in no event less than one (1) elevator in the low rise bank of elevators and one (1) elevator in the high rise bank of elevators during such hours.

(ix)            Access to, and the right in common with other tenants of the Building to use, the Loading Docks, subject to Landlord’s reasonable rules and regulations.

(b)              Landlord shall not be liable for injuries to persons or damage to property, nor shall Landlord be deemed to have evicted Tenant, nor shall there be any abatement of Rent (except as expressly set forth in this Section 3.01(b)), nor shall Tenant be relieved from performance of any covenant on its part to be performed hereunder by reason of (i) deficiency in the provision of Basic Services (except to the extent caused by the negligence or willful misconduct of Landlord or Landlord Responsible Parties), (ii) breakdown of equipment or machinery utilized in supplying services or (iii) curtailment or cessation of services due to causes or circumstances beyond the reasonable control of Landlord or Landlord Responsible Parties. Landlord shall use reasonable diligence to make or cause to be made such repairs as may be required to machinery or equipment within the Building or the Project Common Areas to provide restoration of services and, where the cessation or interruption of service has occurred due to circumstances or conditions beyond the Building boundaries, to cause  the same to be restored, by diligent application or request to the provider thereof. Landlord also agrees to use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof and agrees, where reasonable, not to perform such work during Business Hours. In the event Landlord fails to provide or cause to be provided any one or more Basic Services, and such failure causes the Leased Premises, or a portion thereof, to be rendered untenantable for the purpose of conducting Tenant’s business operations, and such condition shall continue for any three (3) consecutive Business Days after Tenant’s notice thereof to Landlord or such condition shall occur on any five (5) Business Days during any thirty (30) day period after Tenant’s notice thereof to Landlord, Tenant shall have the right to abate the portion of Gross Rent which corresponds to the portion of the Leased Premises rendered untenantable.

3.02. Extra Services. Landlord shall provide to Tenant at Tenant’s sole cost and expense at standard Building charges in effect from time to time (which, in the case of services described in subparagraphs (a), (b) and (e) below shall be reimbursed by Tenant at Landlord’s actual cost, and which in all cases shall be reasonably consistent with amounts charged by Landlords of other first class office buildings in the City of Boston providing such extra services) and subject to the limitations hereinafter set forth, the following:

(a)               Heating, ventilation, or air conditioning provided by Landlord to Tenant (i) during hours other than Business Hours, (ii) on days other than Business Days, said heating, ventilation or air conditioning to be furnished solely upon the prior written request of Tenant given with such advance notice as Landlord may reasonably require (but not exceeding two (2) Business Days);

(b)              Chilled and/or condenser water required by reason of any electrical, data processing or other equipment or facilities or services required to support the same, in excess of that which would be required for Building Standard Improvements;

(c)               Repair and maintenance which is the obligation of Tenant hereunder which Tenant requests Landlord to perform and Landlord agrees to perform;

(d)              Additional cleaning and janitorial services beyond those specified in Exhibit I;

(e)               Additional electricity above the standards specified in Sections 3.01(a)(v) and (vi), as determined by reference to a separate meter or meters measuring Tenant’s electrical consumption, which shall be included in the plans to be prepared in accordance with the Work Letter and installed as part of the Initial Tenant Improvements;

(f)                 maintenance and replacement of initial lamps, bulbs, starters and ballasts (except as provided in Section 3.01(a)(vi));

(g)              Except as otherwise contemplated by this Section 3.02, any Basic Service in amounts which exceed the amounts required to be provided under Section 3.01(a), but only if Landlord elects to provide such additional or excess service.

3.03. Graphics and Signage. Landlord shall provide, at Landlord’s expense, Tenant or Building identification on the main entrance of the Building in the locations shown as 2 and 3 on, and otherwise in accordance with, Exhibit F and in the granite paving on Boylston Street in accordance with Exhibit G and Landlord shall provide, at Tenant’s expense, Tenant identification on the main entrance of the Building in the location shown as 1 on, and otherwise in accordance with, Exhibit F and in the granite paving on Berkeley Street and St. James Avenue in accordance with Exhibit G. The referenced graphics shall remain a part of the Building as long as an Event of Default has not occurred and is not continuing under Section 6.01 of this Lease, and Tenant and/or any Tenant Affiliates are in occupancy of at least seventy-five percent (75%) of the Net Rentable Area included in the Leased Premises on the Term Commencement Date. Landlord shall provide on the Building directory board in the main lobby of the Building a space for Tenant’s name and space for up to one (1) name per floor occupied by Tenant in the Building. Landlord shall provide space on the Building directory board in the main lobby of the Building to any subtenant or assignee of Tenant permitted under the provisions of Section 4.05 hereof, equivalent to the space to which such subtenant or assignee would have been reasonably entitled if the subtenant or assignee had entered into a lease with Landlord directly for the same premises demised pursuant to the sublease or assignment with Tenant. So long as Tenant and/or any Tenant Affiliates are in occupancy of at least seventy-five percent (75%) Of the Net Rentable Area included in the Leased Premises on the Term Commencement Date, Landlord shall provide Tenant, at Tenant’s option and at Tenant’s expense, a directory board solely for tenant in the main lobby of the Building, of the same quality and character as the main directory in the location shown on Exhibit H. So long as Tenant and/or any Tenant Affiliates are in occupancy of at lease fifty percent (50%) of the Net Rentable Area included in the Office Section of the Building, Landlord agrees that (a) except for retail tenants having frontage on Berkeley street, no other tenant or other occupant of the Building or project shall have a sign or other identification on the exterior of the Berkeley Street side of the Building (including the sidewalk in front thereof), and (b) no other tenant or other occupant of the Building or Project will be permitted to have a sign or other identification in the first floor front lobby of the Building unless Tenant shall be offered the option to maintain a sign of equal or greater quality, character and prominence. All signs, notices and graphics of every kind or character, visible in or from the Common Areas or the exterior of the Leased Premises shall be subject to Landlord’s prior approval, which Landlord shall have the right to withhold in its absolute and sole discretion.

3.04. Repair Obligation. Subject to the provisions of Article V, Landlord shall be obligated to maintain, repair and, as necessary, replace, (or to cause to be maintained, repaired or replaced), consistent with maintaining the Building as a first class office building, only the following: (i) the structural portions of the Building, (ii) the exterior walls of the Building (which shall include walls facing the Winter Garden as if the same were exterior walls), including glass and glazing, (iii) the roof, (iv) mechanical, electrical, plumbing and life safety systems located in the Building, whether within the Leased Premises or otherwise, (v) the Common Areas and the Project Operational Common Areas, and (vi) any damage caused to the Leased Premises by any act or omission of Landlord or Landlord Responsible Parties. If, within ten (10) Business Days after notice from Tenant, Landlord shall fail or refuse to either (a) commence diligently work of repair which Landlord is required to perform pursuant to clause (vi) of this Section 3.04, or (b) provide Tenant with an explanation of why such work of repair has not been commenced, then, so long as such work does not affect the items referred to in items (i) through (v) of this Section 3.04 and does not affect other tenant’s of the Project, Tenant shall have the right, but not the obligation, to perform such work and all reasonable costs incurred by Tenant in performing such work shall be repaid by Landlord within (10) days of Landlord’s receipt of an invoice therefor. If Tenant shall fail or refuse to commence diligently work of repair which Tenant is required to perform pursuant to Section 4.03 within ten (10) Business Days after notice from Landlord (except in cases of emergency, in which event no prior notice shall be required), or Tenant does not thereafter diligently pursue such work of repair to completion, then Landlord shall have the right, but not the obligation, to perform such work and all costs incurred by Landlord in performing any such work for the account of Tenant shall be repaid by Tenant to Landlord upon demand, together with an amount equal to ten percent (10%) of such costs, to reimburse Landlord for its administration and managerial effort. Landlord agrees to use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason of any work performed pursuant to Landlord’s repair obligations contained in this Section 3.04.

3.05. Peaceful Enjoyment. So long as Tenant pays the Rent and performs all of Tenant’s covenants and agreements contained in this Lease after any required notice and within any applicable cure periods, Tenant shall peacefully have, hold and enjoy the Leased Premises.

3.06. Restricted Uses. Landlord agrees that it will not enter into a lease for space in the Building under which the tenant thereunder is permitted to use the premises so leased for offices of any agency or bureau of the United States or any state or political subdivision thereof without the prior written approval of Tenant, unless Landlord determines in its reasonable business judgment that such use is consistent with the operation of the Building as a first class office building in Boston.

ARTICLE 4

TENANT’S COVENANTS

4.01. Construction of Tenant Improvements. All additions to or improvements of the Leased Premises, including, without limitation, the Initial Tenant Improvements, shall become the property of Landlord upon termination of this Lease and shall be surrendered to Landlord upon termination of this Lease by lapse of time or otherwise, subject to Tenant’s rights and obligations of removal with respect thereto in the same manner as provided in Section 4.06, unless Tenant has notified Landlord and Landlord has agreed in writing prior to installation thereof to allow some or all of the Tenant Improvements to remain the property of Tenant.

4.02. Taxes on Personal Property. In addition to, and wholly apart from its obligation to pay Tenant’s Proportionate Share of Operating Costs and Impositions, Tenant shall be responsible for and shall pay, prior to delinquency, any taxes imposed upon, levied with respect to or assessed against Tenant’s Personal

Property, or the value of the Tenant Improvements, or any other tax, charge, levy or fee imposed in substitution therefor. To the extent that any such taxes are not separately assessed and billed to Tenant, but are reasonably allocable to Tenant and billed to Landlord, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

4.03. Repairs by Tenant. Except to the extent of Landlord’s responsibility hereunder for such maintenance and repairs, Tenant shall be obligated for maintenance and repair of the Leased Premises, to keep the same in good order, repair and condition, reasonable wear and tear and damage by casualty or condemnation excepted. Tenant’s obligation shall include, without limitation, the obligation to maintain and repair all walls, floors, ceilings, windows, doors and fixtures (except for windows located on the exterior of the Building or overlooking the Winter Garden, the structural portions of the Building and the mechanical, electrical, plumbing and life safety systems located in the Building, unless the damage thereto is caused by the negligence of Tenant or any Tenant Responsible Party, in which event such maintenance or repair shall be performed by Landlord and Tenant shall pay to Landlord the costs of such maintenance or repair), and to repair all damage caused by Tenant or any Tenant Responsible Party to the Building, subject however to the provisions of Section 5.05 below. At the request of Tenant, Landlord shall perform the work of maintenance and repair constituting Tenant’s obligation pursuant to this Section 4.03 at Tenant’s sole cost and expense and as an extra service to be rendered pursuant to Section 3.02(c). Any work of repair performed by or for the account of Tenant by persons other than Landlord shall be performed by contractors reasonably approved by Landlord and in accordance with the provisions of Section 4.06 below. Nothing herein contained, however, shall be deemed to impose upon Tenant the obligation for performance of work of maintenance and repair required to be performed by reason of Landlord’s negligence or willful misconduct or those of any Landlord Responsible Party.

4.04. Waste. Tenant shall not commit waste or allow any waste or damage to occur in any portion of the Leased Premises.

4.05. Assignment or Sublease.

(a)               In the event Tenant assigns this Lease or sublets the Leased Premises or any part thereof to a Tenant Affiliate, then Tenant shall give Landlord notice of such assignment or sublease no later than the consummation of such assignment or sublease, unless it is not reasonably possible to give notice by such time, in which event Tenant shall give Landlord notice thereof as soon as reasonably practicable thereafter, Landlord’s approval shall not be required, but Tenant shall, at the time of such notice, provide Landlord with a copy of all executed documents effecting such assignment or sublease.

(b)              Subject to the provisions hereof, Tenant shall have the right to assign or sublet the Leased Premises, or any portion thereof, to a person or entity other than a Tenant Affiliate on the earlier of: (i) the second anniversary of the Term Commencement Date, or (ii) the date on which 95% of Net Rentable Area of the Office Section in the Building is initially leased. In the event Tenant intends to assign this Lease or sublet the Leased Premises or any part thereof to a person or entity other than a Tenant Affiliate, then Tenant shall give Landlord notice of such intent.

(1)              If Tenant and/or any Tenant Affiliates are in occupancy of at least seventy-five (75%) of the Net Rentable Area included in the Leased Premises on the Term Commencement Date, any such assignment of this Lease or subletting of the Leased Premises shall be subject to Landlord’s right to consent or withhold consent thereto as hereinafter provided, and Tenant shall provide Landlord with (i) the name of the proposed assignee or sublessee, (ii) such information as to the financial responsibility and standing of the assignee or subtenant as Landlord shall reasonably require, (iii) such of the relevant terms and provisions upon which the proposed assignment or subletting is to be made as Landlord shall reasonably require, (iv) any additional information or documents reasonably requested by Landlord. Landlord shall have a period of ten (10) days following the receipt of any additional information (or twenty (20) days from the date of Tenant’s original notice, if Landlord does not request additional information) within which to notify Tenant whether or not Landlord consents to the proposed assignment or sublease. Landlord’s right to withhold consent to any such proposed assignment or sublease shall be limited to one or more of the following reasons: (x) the use of the Leased Premises by the proposed assignee or sublessee would not constitute a Permitted Use, (y) the character and business reputation of the proposed assignee or sublessee is inconsistent with the character of the Building as a first-class office building, or (z) the proposed assignee or sublessee is not of sound financial condition as determined by Landlord in the reasonable exercise of its business judgement. If Landlord should fail to notify Tenant whether or not Landlord consents to the proposed assignment or sublease within said period, Landlord shall be deemed to have consented thereto. In no event shall a failure by Landlord to approve or disapprove a proposed subtenant or assignee cause a termination of this Lease.

(2)              If Tenant and/or any Tenant Affiliates are in occupancy of less than seventy-five (75%) of the Net Rentable Area included in the Leased Premises on the Term Commencement Date, Tenant’s notice to Landlord of its intention to sublet or assign space shall be accompanied by (i) a summary of the proposed business terms (including, without limitation, financial terms) on which Tenant intends to assign this Lease or sublet said space, (ii) the location of the sublet space, if a proposed sublease, and (iii) any additional information or documents as Landlord may reasonably require. Landlord shall have a period of ten (10) days following the receipt of any additional information (or twenty (20) days from the date of the Tenant’s original notice, if Landlord does not request additional information) within which to notify Tenant of Landlord’s election either (i) to terminate that portion of the Leased Premises so affected by Tenant’s desire to sublet or the entire Leased Premises if Tenant’s desire is to assign this Lease or (ii) permit Tenant to market said space. If Landlord should fail to notify Tenant of its election within said period, Landlord shall be deemed to have allowed Tenant to market said space. If Landlord cancels this Lease as to a portion of the Leased Premises as provided above, Landlord and Tenant shall enter into a modification of the Lease so as to equitably reflect the effects of such cancellation of the space. If Landlord cancels this Lease as to the entire Leased Premises as provided above, Landlord and Tenant shall execute such documents as are reasonably necessary to memorialize such cancellation. If Landlord shall allow Tenant to market said space, when Tenant has located such assignee or sublessee, the Tenant shall notify Landlord in accordance with the provisions of subparagraph (1) above and the other provisions thereof shall apply.

(3)              Notwithstanding anything in this Lease to the contrary, Tenant shall not assign this Lease, nor sublet the Leased Premises or any portion thereof, to any person or entity who is then a tenant or subtenant in the Project or who has executed a lease or sublease to occupy space in the Project, unless at the time Tenant requests Landlord’s consent to assign this Lease or sublet space (i) ninety-five (95%) or more of the total rentable area of the Project is subject to leases which have not been terminated by either Landlord or the tenants thereunder the terms of which extend at least three (3) months beyond the commencement date of the proposed assignment or sublease, or (ii) Landlord reasonably determines that it will be unable to accommodate the proposed assignee’s or sublessee’s need for space anywhere within the Project within three (3) months after the commencement date of the proposed assignment or sublease.

(4)              Any other assignment or sublease without the consent of Landlord (which may be withheld in Landlord’s sole and absolute discretion) shall be prohibited.

(c)               Any rent or other consideration realized by Tenant in connection with any sublease or assignment (except pursuant to Section 4.05(a)) in excess of the Rent payable hereunder, after amortization (over the term of such sublease or assignment) of all reasonable costs incurred by Tenant in connection with such subletting or assignment (including, without limitation, brokerage commissions, legal fees, tenant inducements, and reasonable financing charges (the reasonableness of which is to be determined with reference to the rates then being offered by institutional lenders for such financing)), shall be divided and paid as follows: (i) so long as after such assignment or subletting Tenant and/or any Tenant Affiliate shall occupy not less than seventy-five percent (75%) of the Net Rentable Area included in the Leased Premises on the Term Commencement Date, fifty percent (50%) of the excess shall be paid to

Tenant and fifty percent (50%) to Landlord; and (ii) in all other cases, twenty-five percent (25%) of the excess shall be paid to Tenant and seventy-five percent (75%) to Landlord.

(d)              In any subletting undertaken by Tenant, other than subletting to Tenant Affiliates or where Landlord agrees to the contrary, Tenant shall seek to obtain rent at the market rate for the space so sublet.  In any assignment of this Lease, other than an assignment to a Tenant Affiliate or where Landlord agrees to the contrary, Tenant shall seek to obtain from the assignee consideration reflecting rent at the market rent for the space subject to such assignment. Tenant shall not be obligated to obtain rent at the market rate for the space so sublet or assigned.

(e)               In the case of each assignment or sublease: (i) Tenant and the assignee or subtenant, as the case may be, shall execute an assignment or sublease which shall include terms that do not materially differ from those previously disclosed to Landlord; (ii) promptly, but in any event within five (5) Business Days after the execution thereof, an executed copy of the assignment or sublease shall be delivered to Landlord; (iii) the terms and provisions of any sublease whereby the sublessee occupies less than seventy-five percent (75%) of the Net Rentable Area included in the Leased Premises on the Term Commencement Date shall specifically prohibit the assignment of the interest of the sublessee, or the sub-subletting of all or any portion of the Leased Premises covered by the sublease without the prior written consent of the Landlord, which consent shall not be unreasonably withheld; (iv) no assignment or sublease shall affect the continuing primary liability of Tenant (which, following assignment or sublease, shall be joint and several with the assignee or subtenant, as the case may be; however, Landlord shall have no obligation to name any such assignee or sublessee, in connection with enforcing any of Landlord’s rights against Tenant hereunder); (v) no consent by Landlord to any of the foregoing in the specific instance shall operate as a waiver in any subsequent instance; (vi) no assignment or sublease shall permit the assignee, sublessee or any other person or entity having an interest in the possession, use, occupancy or utilization of the Leased Premises, to receive or to pay rental or payment on account of the use, occupancy or utilization of the Leased Premises based in whole or in part on the net income or profits derived by any person or entity from any property leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts of sales); and (vii) no assignment shall be binding upon Landlord, unless Tenant shall deliver to Landlord an instrument in form and in substance reasonably satisfactory to Landlord and in recordable form which contains a covenant of assumption by the assignee with respect to the period following the effective date of the assignment running to Landlord and all persons claiming by, through and under Landlord, but the failure or refusal of the assignee to execute such instrument of assumption shall not release or discharge the assignee from its primary liability as Tenant hereunder.

(f)                 No assignment or sublease by Tenant shall relieve Tenant of any obligation under this Lease. Any assignment or subletting which conflicts with the provisions hereof shall be void.

(g)              If Tenant has obtained Landlord’s consent to assign this Lease or sublet all or any portion of the Leased Premises, and Tenant has failed to execute an assignment or sublease within six (6) months following the date of Landlord’s consent (which is referred to in Section 4.05(b) above), Tenant shall again be obligated to notify Landlord of any intent to assign this Lease or sublet all or any portion of the Leased Premises, and Landlord shall again have the right to approve any proposed assignment or sublease under Section 4.05(b)(1) and (2) above and, if applicable, to terminate this Lease as to all or a portion of the Leased Premises in accordance with Section 4.05(b)(2) above.

4.06. Alterations and Surrender. Tenant shall not make or allow to be made any Tenant Alterations in or to the Leased Premises without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld with respect to proposed alterations and additions which (i) comply with all applicable laws, ordinances, rules and regulations, (ii) are compatible with the Building and its mechanical, electrical, HVAC and life safety systems, and do not excessively burden the capacity of such systems; (iii) do not materially interfere with the use and occupancy of any other portion of the Building; and (iv) do not affect the structural integrity of the Building, Specifically, but without limiting the generality of the foregoing, Landlord’s right of consent shall encompass plans and specifications for proposed alterations or additions, construction means and methods, the identity of any contractor or subcontractor to be employed on the work of alterations or additions, and the time for performance of such work. Tenant shall supply to Landlord any documents and information reasonably requested by Landlord in connection with its consent hereunder. Notwithstanding the foregoing, nonstructural Tenant Alterations which do not impact the Building’s mechanical, electrical, HVAC and life safety systems and which otherwise satisfy the criteria set forth in (i) through (iv) above, and the other provisions hereof, shall not require Landlord’s consent if the cost thereof does not exceed twenty-five thousand dollars ($25,000), provided, however, that Tenant shall nonetheless provide written notice of the proposed alteration, together with plans and specifications therefor (or such other information in lieu of plans and specifications as Landlord may reasonably require) at least ten (10) Business Days before undertaking any such work.

Notwithstanding that the same may constitute Building Common Areas, Tenant may paint or decorate that portion of the Building’s fire stairwells located between floors constituting the Leased Premises, subject to the prior written consent of Landlord (which shall not be unreasonably withheld).

All Tenant Alterations permitted hereunder shall be made and performed by Tenant without cost or expense to Landlord, and the work necessary therefor shall be handled in such a manner as to maintain harmonious labor relations and not interfere with or delay the work of any contractor employed by Landlord; provided, however, that Tenant and Landlord shall each use reasonable efforts to avoid any interference between their respective contractors. Tenant’s contractors, subcontractors and labor shall be subject to reasonable rules and regulations of the site. If any contractors, subcontractors or labor employed by or on behalf of Tenant in connection with such Tenant Alterations cause any dispute, strike or unrest with or amongst other contractors, subcontractors or labor who may then or thereafter be engaged to work at the Project, Tenant shall, within two (2) Business Days after written notice to do so by Landlord, either eliminate the problem or remove the person(s) causing the problem, and after said two (2) Business Day period, Landlord shall have the right to deny access to the Project to such person(s). Tenant shall reimburse Landlord upon demand for any and all costs or expenses incurred by Landlord as a result of such dispute. Tenant shall take such steps as may be necessary to avoid the filing, perfection or enforcement of any lien for labor or materials against the Land or the Building by reason of work performed by or on behalf of Tenant, and shall cause any such lien to be discharged of record by payment, deposit, order of court of competent jurisdiction, bonding or other manner reasonably acceptable to Landlord as soon as is reasonably possible but in no event more than ten (10) Business Days after the first to occur of (i) the date on which Tenant receives actual notice of the filing thereof, or (ii) the date on which Landlord gives notice to Tenant of the filing thereof (except where such lien is filed as a result of the failure of Tenant to pay any contractor, subcontractor or labor any amount owing to such contractor, subcontractor or labor when due, or other fault of Tenant, in which case Tenant shall cause such lien to be discharged as soon as is reasonably possible). Landlord agrees to make reasonable efforts to cooperate with Tenant as reasonably necessary to discharge such lien.

Such Tenant Alterations when made to the Leased Premises, together with all Initial Tenant Improvements, shall become the property of Landlord upon the termination of this Lease and shall be surrendered to Landlord upon the termination of this Lease by lapse of time or otherwise; provided, however, that this clause shall not apply to Tenant’s Personal Property and shall not apply to any Initial Tenant Improvements or Tenant Alterations specified by Tenant in a notice given to Landlord and approved by Landlord in writing prior to effecting the same, or which as a condition of approval Landlord specifies that Tenant remove, and all of Tenant’s Personal Property together with any Initial Tenant Improvements or Tenant Alterations so specified by Landlord or Tenant shall be removed by Tenant, at Tenant’s expense, prior to the expiration of the Term. At the expiration or termination of this Lease, Tenant shall peaceably yield up the Leased Premises clean and neat, subject to and in accordance with the requirements of Section 4.04 (and the obligations of Tenant provided for in this sentence, and the balance of this paragraph shall survive any expiration or termination of this Lease). Title to all Tenant Alterations and Initial Tenant Improvements not removed by Tenant pursuant to the immediately preceding sentence on or prior to the termination of the Term shall automatically be conveyed and transferred by Tenant to Landlord upon such expiration or termination, and shall be deemed abandoned by Tenant and shall thereupon become the property of Landlord. Tenant shall execute such documentation confirming and ratifying such conveyance and transfer as Landlord shall reasonably require. Tenant shall repair at its sole cost and expense, in a manner reasonably acceptable to Landlord, all damage caused to the Leased Premises or the Building by removal of Tenant’s Personal Property and such Initial Tenant Improvements or Tenant Alterations as Tenant shall remove or be required to remove as a condition of approval from the Leased Premises.

4.07. Compliance with Laws and Insurance Standards. Tenant shall not permit any portion of the Leased Premises to be occupied or used for any business or purpose which is inconsistent with the operation of the Building as a first class office building in Boston, creates a fire hazard, or would in any way increase the rate of insurance coverage on the Building and/or its contents. If Tenant does or permits anything to be done which shall directly increase the cost of any insurance policy carried hereunder, Landlord shall deliver to Tenant a written statement setting forth the amount of and reason for any such insurance cost increase and showing in reasonable detail the manner in which it has been computed, and Tenant shall, within ten (10) days after receiving such statement, reimburse Landlord for any such additional premiums. Landlord agrees that if any other tenant of the Building does or permits anything to be done which directly increases the cost of any insurance policy carried by Landlord hereunder, Tenant shall not be required to pay for any portion of such increase and such increase shall not be included in Operating Costs. Tenant shall comply with all laws, ordinances, orders, rules and regulations (state, federal, municipal or promulgated by other agencies or bodies having or claiming jurisdiction) related to the occupancy, maintenance and repair (unless within Landlord’s obligation under Section 3.01(a)(iii)) of the Leased Premises by Tenant, and, in pursuance thereof, Tenant shall keep the Leased Premises equipped with all safety appliances required by any law or ordinance or other regulation of any public authority because of the manner of use made by Tenant of the Leased Premises (as distinguished from those required because of the use of the Leased Premises for the Permitted Use), and shall procure all licenses and permits required by any law or ordinance or other regulation of any public authority because of such manner of use, and, if required by Landlord, do any work required by any law or ordinance or other regulation of any public authority because of such manner of use, it being understood that the foregoing provisions shall not be construed to broaden in any way the Permitted Use. Nothing done by Tenant in the manner of its use or occupancy of the Leased Premises shall create, require or cause imposition of any requirement by any public authority for structural or other upgrading of or improvement to the Building, other than in the Leased Premises provided that any such upgrading is done at Tenant’s sole expense and otherwise in accordance with the provisions hereof, including Section 4.06.

4.08. Entry for Repairs and Leasing. After reasonable notice (but not more than two (2) Business Days notice (excluding the day such notice is given), except in emergencies, when no such notice shall be required), Landlord, its agents and representatives, shall have the right to enter the Leased Premises to inspect the same, to exercise such rights as may be permitted hereunder, to make repairs to the Building or alterations required for the Building or other tenant spaces therein, to deal with emergencies, or to exhibit the Leased Premises to prospective tenants (during the last two (2) years of the Term), purchasers, encumbrancers or others, or for any other purpose as Landlord may deem necessary or desirable; provided, however, that Landlord shall use reasonable efforts not to unreasonably interfere with Tenant’s business operations. Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry.

4.09. No Nuisance. Tenant shall conduct its business and control its agents, employees, invitees and visitors in such manner as not to create any nuisance, or unreasonably interfere with or disturb any other tenant or Landlord in its operation of the Building.

4.10. Subordination. This Lease and the rights of Tenant hereunder shall be subject and subordinate to any Mortgage, and to any and all advances made thereunder, interest thereon or costs incurred in connection therewith, so long as in connection therewith the holder of any such Mortgage and Tenant shall have executed an agreement in commercially reasonable form and substance (with due weight being given to the amount of space then being leased by Tenant) which provides, inter alia, (i) that so long as this Lease is in full force and effect and there exists no Event of Default hereunder, Tenant’s rights under this Lease shall not be disturbed by reason of such subordination or by reason of foreclosure of such Mortgage, or exercise of the statutory power of sale, or receipt of a deed in lieu of foreclosure, and (ii) that Tenant shall attorn to the holder or the purchaser at any such sale or foreclosure or the grantee of any such deed. Until the holder of such Mortgage shall enter into actual possession of the Leased Premises, such holder shall not be liable to perform any of the obligations of Landlord hereunder. In the event of attornment by Tenant pursuant to the provisions of this Section 4.10, this Lease shall continue in full force and effect as a direct lease between such mortgagee, purchaser or grantee, as a successor landlord, and Tenant, upon all the terms, conditions and covenants set forth herein (including, without limitation, the obligation of Landlord to provide Basic Services pursuant to Section 3.01(a)), except that such mortgagee, purchaser or grantee (unless formerly the Landlord under this Lease) shall not be (a) bound by any payment of Rent for more than one month in advance; (b) bound by any amendment of modification of this Lease made without the consent of the holder of the Mortgage; (c) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (d) obligated to perform any tenant improvements to be done by Landlord in the Leased Premises (other than the Initial Tenant Improvements), or (e) subject to any counterclaim or set-off which theretofore accrued to Tenant against Landlord. Without the consent of Tenant, the holder of any such Mortgage shall have the right to elect to be subject and subordinate to this Lease, such subordination to be effective upon such terms and conditions as such holder may direct which are consistent with the provisions hereof.

4.11. Estoppel Certificate. At Landlord’s request, Tenant shall execute, acknowledge and deliver (within ten (10) Business Days after Tenant receives any such request) estoppel certificates on a form specified by Landlord, addressed to (i) any mortgagee or prospective mortgagee of Landlord or (ii) any purchaser or prospective purchaser of all or any portion of, or interest in the Building, certifying as to such facts (if true) and agreeing to such notice provisions and other matters as such mortgagee(s) or purchaser(s) may reasonably require; provided, however, that in no event shall any such estoppel certificate require an amendment of the provisions hereof or otherwise affect or abridge Tenant’s rights hereunder. At Tenant’s request, Landlord shall execute, acknowledge and deliver (within ten (10) Business Days after Landlord receives any such request) an estoppel certificate certifying (a) that this Lease is in full force and effect, or is in full force and effect as modified and stating any modifications, (b) whether or not, to the best of Landlord’s knowledge, Tenant is in default hereunder, and (c) such other matters as Tenant may reasonably request. All requests for estoppel certificates pursuant to this Section 4.11, whether by Landlord or Tenant, shall specifically reference this Section 4.11 and the ten (10) Business Day period set forth herein.

4.12. Tenant’s Remedies. Tenant shall look solely to Landlord’s interest in the Building for recovery of any judgment from Landlord. Notwithstanding the foregoing, in the event Landlord intends (whether or not voluntarily) to transfer its interest in the Building, Landlord shall notify Tenant of such intended transfer (“Landlord’s Transfer Notice”), exercising reasonable efforts to do so on the date which is thirty (30) days prior to the date of closing, but in any event no later than the date of closing. With respect to any claim which Tenant knows it may then have against Landlord which is set forth in a notice given to Landlord within thirty (30) days of Landlord’s Transfer Notice (the “Initial Claim Period”), or, with respect to claims Tenant becomes aware of after the date Landlord’s Transfer Notice is given and which are set forth in a notice given to Landlord during the period from the date upon which Landlord’s Transfer Notice is given to the date of closing (the “Extra Claim Period”), Landlord’s liability for any such claim shall not be limited to Landlord’s interest in the Building, but may also be satisfied out of the proceeds of such transfer net of all reasonable costs incurred in connection with such transfer (but not out of any other assets of Landlord). In the event Tenant fails to give such notice to Landlord within said Initial Claim Period or Extra Claim Period, as the case may be, Tenant shall be deemed to have waived the rights granted with respect to such claims under this Section 4.12. in the event of any transfer by Landlord of its interest in the Building to an affiliate with the intent to hinder, delay or defraud Tenant with respect to such claim, then notwithstanding such transfer and the provisions of Section 8.03 to the contrary, Tenant shall be entitled to look to the Building for recovery of such claim irrespective of the fact that Landlord shall have no further interest therein. Landlord, its agents, employees, and, if Landlord is a partnership, its partners, whether general or limited, or if Landlord is a corporation, its directors, officers or shareholders, shall never be personally liable for any such judgment. Any lien obtained to enforce any such judgment and levy of execution thereon shall be subject and subordinate to any Mortgage.

4.13. Rules and Regulations. Tenant shall comply with the rules and regulations for the Building attached as Exhibit D and such reasonable amendments thereto as Landlord may adopt from time to time with prior notice to and consultation with Tenant. Nothing contained in the Rules and Regulations shall preempt the rights expressly granted to Tenant under this Lease. All rules and regulations shall be enforced Building-wide in a nondiscriminatory manner.

4.14. Personal Property at Tenant’s Risk. All of Tenant’s Personal Property shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, by the leakage or bursting of water pipes, steam pipes or other pipes, or by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord, except Landlord shall in no event be held harmless or exonerated for any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Responsible Party.

4.15. Payment of Landlord’s Expenses. Tenant shall pay, as Additional Rent, all reasonable costs, including without limitation counsel and other fees incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder (to the extent such costs are not ordinary and usual costs associated with the ownership or management of the Building which are included as part of the Operating Cost), and/or the successful enforcement by Landlord of any obligation of Tenant under this Lease. Landlord agrees that any such costs incurred by

Landlord in connection with other tenants of the Building shall be paid by such party and not by Tenant (except to the extent such costs are ordinary and usual costs associated with the ownership management of the Building which are included as part of the Operating Cost).

4.16. Window Coverings. Tenant shall not place or maintain any window coverings, blinds or drapes (other than those supplied by Landlord) on any exterior window of the Building or on any interior window facing the “Winter Garden” without Landlord’s prior approval, which may be withheld in Landlord’s absolute and sole discretion. Tenant shall not place any furniture or equipment of any kind within two (2) feet of the interior surface of any interior window facing the Winter Garden (other than chairs or similar moveable furniture temporarily located within said two (2) foot area) and Tenant shall at all times maintain such interior windows so as to preserve the visual aesthetics of the Winter Garden. Landlord agrees to impose the requirements of this Section 4.16 upon all other applicable tenants of the Building and to enforce such provisions in a uniform manner.

ARTICLE 5

CASUALTY and EMINENT DOMAIN

5.01. Casualty Insurance. Landlord shall maintain, or cause to be maintained, a policy or policies of insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, insuring the Building and the Project Common Areas against loss or damage by fire or other insurable hazards and contingencies as are covered in the usual standard extended coverage endorsement or all-risks endorsement, for one hundred percent (100%) of the replacement cost of the Building and for ninety percent (90%) of the replacement cost of the Project Common Areas (excluding, however, the foundation and footings of the Building and a reasonable deductible); provided, that Landlord shall not be obligated to insure any of Tenant’s Personal Property, or any Tenant Improvements in excess of the Building Standard Improvements. If the annual premiums charged Landlord for such casualty insurance exceed the standard premium rates because the nature of Tenant’s operations results in extra-hazardous exposure, then Tenant shall, upon receipt of appropriate premium invoices, reimburse Landlord for such increases in premium as Additional Rent. Landlord agrees that any such costs incurred by Landlord in connection with other tenants of the Building shall not be included as an Operating Cost, and shall not be charged to Tenant. Upon the request of

Tenant, Landlord shall provide Tenant with a certificate of such insurance. Any such insurance may be maintained by Landlord under blanket policy or policies; provided, however, that the minimum amount of the total insurance afforded by such blanket policy Which shall be allocated to the Building and the Project Common Areas and any sublimits of such policy allocable to the Building and the Project Common Areas, shall be in amounts which shall not be less than the amounts of insurance required hereunder and the protection afforded Landlord under such policy shall be not less than that which would have been afforded under a separate policy relating only to the Building and the Project Common Areas and the certificate evidencing such insurance shall contain provisions confirming the foregoing.

5.02. Liability Insurance. Landlord (with respect to the Building) and Tenant (with respect to the Leased Premises and the Building) shall maintain or cause to be maintained a policy or policies of comprehensive general liability insurance with the premiums thereon fully paid in advance issued by and binding upon an insurance company of good financial standing, such insurance to afford minimum protection of not less than Three Million Dollars ($3,000,000.00) for personal injury or death in any one occurrence and of not less than Five Hundred Thousand Dollars ($500,000.00) for property damage in any one occurrence. Such insurance shall be written on an occurrence basis and the coverages required to be carried thereunder shall be extended to include blanket contractual liability, personal injury liability (libel, slander, false arrest and wrongful eviction), and broad form property damage liability. The insurance carried by Tenant pursuant to this Section 5.02 shall specifically recognize the liability assumed by Tenant under this Lease and shall provide that where insurance coverage is provided under more than one policy, Tenant’s insurance is primary, and any other insurance available to Landlord or any other named insured is excess. Upon request of either party, the other party shall provide reasonable evidence that the insurance required to be maintained hereunder is in full force and effect (it being understood and agreed that the foregoing obligation to provide evidence of insurance is in addition to any obligation to provide certificates pursuant to Section 5.01 or Section 5.03).

5.03. Tenant’s Insurance.

(a)               Tenant shall carry the comprehensive general liability insurance required by Section 5.02 hereof and shall also carry fire and extended coverage insurance on Tenant’s Personal Property in the Leased Premises in the amount of their full replacement cost (subject only to a reasonable deductible and co-insurance factor). In addition, Tenant shall maintain workers’ compensation insurance and all such other insurance relating to Tenant’s use and occupancy of the Leased Premises and the Building as may be required by applicable law. All such policies required to be carried by Tenant hereunder and all evidence of insurance provided to Landlord shall be issued by responsible, financially sound companies qualified to do business and in good standing in the Commonwealth of Massachusetts and shall contain an endorsement showing that Landlord and each holder of a Mortgage (disclosed in writing to Tenant) is included as an additional insured (except as to workers’ compensation insurance), as its interests may appear and an endorsement whereby the insurer agrees not to cancel or alter the policy without at least thirty (30) days prior written notice to Landlord, to the holder of such Mortgage and all other named insureds. Tenant shall, on or prior to occupying any portion of the Leased Premises, deposit with Landlord certificates of such insurance, and thereafter, on or prior to fifteen (15) days before the expiration date of any coverage thereunder, shall deposit with Landlord certificates evidencing the renewal of such policies. Any such insurance may be maintained by Tenant under a blanket policy or policies; provided, however, that the minimum amount of the total insurance afforded by such blanket policy which shall be allocable to the Leased Premises and any sublimits of such policy allocable to the Leased Premises, shall be in amounts which shall not be less than the amounts of the insurance required hereunder, and the protection afforded to Landlord and each holder of a Mortgage under such policy shall be not less than that which would have been afforded under a separate policy or policies relating only to the Leased Premises, and the certificate evidencing such insurance shall contain provisions confirming the foregoing.

(b)              In the event that Tenant fails to timely furnish Landlord evidence of the insurance required to be provided by Tenant pursuant to Subsection (a) above, and such failure shall continue for five (5) Business Days after notice thereof from Landlord, Landlord shall be authorized (but not required) to procure such coverage in the amounts stated with all costs thereof to be chargeable to Tenant as Additional Rent, and payable by Tenant upon receipt of written invoice therefor.

5.04. Indemnity and Exoneration. Except to the extent such indemnity or exoneration is prohibited by law or as otherwise expressly provided in this Lease,

(a)               Landlord shall not be liable to Tenant for injury to any person or any loss or damage to any property or any inconvenience caused by (i) theft, burglary or acts of unauthorized persons in or about the Building, or (ii) any act of Force Majeure, any repair or alteration of any part of the Building, or any failure to make any such repair, except in each case to the extent the same is caused by the negligence or willful misconduct of Landlord or any Landlord Responsible Party;

(b)              Tenant shall indemnify Landlord and hold Landlord harmless of and from any and all loss, cost, damage, injury or expense arising out of or related to claims of injury to or death of persons or damage to property occurring upon, or resulting from the use or occupancy of, the Leased Premises or the Building by Tenant, or resulting from activities of Tenant in or about the Leased Premises or the Building, such indemnity to include, without limitation, the obligation to provide all costs of defense against any such claims, except in each case to the extent the same is caused by the negligence or willful misconduct of Landlord or any Landlord Responsible Party;

(c)               Tenant shall hold and save Landlord harmless and indemnify Landlord of and from any and all loss, cost, damage, injury or expense arising out of or in any way related to claims for work or labor performed, materials or supplies furnished to or at the request of Tenant or in connection with performance of any work done for the account of Tenant in the Leased Premises or the Building, excluding all Tenant Initial Improvements, such indemnity to include, without limitation, the obligation to provide all costs of defense against any such claim; and (d) Landlord shall indemnify Tenant and hold Tenant harmless of and from any loss, cost, damage, injury or expense incurred by Tenant in connection with injury to or death of persons or damage to property occurring upon the Leased Premises or the Building to the extent the same is caused by the negligence or willful misconduct of Landlord or any Landlord Responsible Party, or as a result of any claim asserted against Tenant by the City of Boston or any other governmental authority based on any alleged noncompliance of the Leased Premises or the Building with any applicable building codes or regulations in effect on the Completion Date, such indemnity to include, without limitation, the obligation to provide all costs of defense against any such claim; provided that Landlord shall not be responsible for any noncompliance of Tenant Alterations.

5.05. Waiver of Subrogation Rights. Anything in this Lease to contrary notwithstanding, to the extent any claim is covered by casualty insurance, or should be covered by any required casualty insurance, Landlord and Tenant each waive all rights of recovery, claim, action or cause of action against the other, its agents (including partners both general and limited), officers, directors, shareholders or employees, for any loss or damage that may occur to the Leased Premises, or any improvements thereto, to the Building or to any personal property of such party therein, by reason of fire, the elements, or any other cause which are required to be insured against under the terms of such insurance policies, or any other peril which is in fact insured, regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees; and each party covenants that no insurer shall hold any right of subrogation against such other party. Each party shall advise insurers of the foregoing and such waiver shall be a part of each applicable policy maintained by Landlord and/or Tenant which applies to the Leased Premises, any part of the Building or Tenant’s use and occupancy of any part thereof; provided that this waiver shall be null and void if the affected insurer refuses to consent to such waiver, and provided further that all costs (if any) associated with obtaining insurer consent shall be borne by the party benefited by such waiver, unless such party elects to waive the benefit of such provision.

5.06. Condemnation and Loss or Damage.

(a)               If all or any portion of the Leased Premises or the Building shall be taken or condemned for any public purpose to such an extent as to render the Leased Premises untenantable as reasonably determined by either Landlord or Tenant, this Lease shall, at the option of either party (provided such option shall be exercised by the giving of notice by the exercising party to the other party within sixty (60) days from the date the exercising party has been notified of such taking or condemnation) forthwith cease and terminate as of the date of the taking. If this Lease is not terminated in accordance with the provisions of this subparagraph (a), the Rent due shall be abated in proportion to the portion of the Leased Premises so taken, and Landlord shall be obligated to repair and restore the Leased Premises and/or the Building and shall proceed diligently to do so; provided, however, that Landlord shall have no obligation to incur costs to repair and restore the Leased Premises and/or the Building which exceeds the amount of condemnation proceeds Landlord realizes or any insurance proceeds which, as a result of such taking, Landlord realizes or would have realized had Landlord procured the insurance required by Section 5.01, and provided further Landlord shall have no obligation to repair and restore any Tenant Alterations, Excess Building Standard Improvements or Premium Tenant Improvements to the extent the same were paid for by Tenant. All proceeds from any taking or condemnation of the Leased Premises shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord its interest in said proceeds, subject to the rights of any holder of any Mortgage; provided, however, Tenant shall be entitled to any proceeds attributable to Tenant Alterations, Excess Building Standard Improvements or Premium Tenant Improvements to the extent the same were paid for by Tenant, and provided further Landlord shall cooperate with Tenant if Tenant seeks to recover, at its cost and expense, compensation for its moving expenses and personal property. In no event shall any such recovery by Tenant have the effect of diminishing or delaying the award payable to Landlord on account of any taking or condemnation.

(b)              In the event of a temporary taking of all or any portion of the Leased Premises, the Rent due shall be abated in proportion to the portion of the Leased Premises so taken. In such event, Landlord shall be obligated to restore the Building and the Leased Premises as may reasonably be required as a result of such taking and shall proceed diligently to do so; provided, however, that Landlord shall have no obligation to incur costs to repair and restore the Leased Premises and/or the Building which exceeds the amount of condemnation proceeds Landlord realizes or any insurance proceeds which Landlord realizes or would have realized had Landlord procured the insurance required by Section 5.01, and provided further Landlord shall have no obligation to repair and restore any Tenant Alterations, Excess Building Standard Improvements or Premium Tenant Improvements to the extent the same were paid for by Tenant.

5.07. Damage Due to Fire and Casualty. In the event of a fire or other casualty in the Leased Premises, Tenant shall immediately have notice thereof to Landlord. In the event of any fire or other casualty in the Building, the following provisions shall apply:

(a)               Unless either Landlord or Tenant is entitled to terminate this Lease pursuant to subparagraphs (b), (c) or (d) below, and this Lease is so terminated, Landlord shall be obligated to repair and restore the Leased Premises and/or the Building and shall proceed diligently to do so; provided, however, that Landlord shall have no obligation to incur costs to repair and restore the Leased Premises and/or the Building which exceed the amount of insurance proceeds which Landlord realizes (or would have realized had Landlord procured the insurance required by Section 5.01) for such purpose plus an amount equal to (a) any deductible for such insurance and (b) with respect to the Project Common Areas only, if one hundred percent (100%) replacement cost coverage was not obtained with respect thereto, the difference between the proceeds of the replacement cost insurance actually obtained and the proceeds which would have been obtained from one hundred percent (100%) replacement cost coverage.

(b)              If, at the time a fire or other casualty occurs, there remains less than twenty-four (24) months in the Term, and if Landlord reasonably estimates that upon completion of the repairs and restoration with substantially all damage repaired less than six (6) months will remain in the Term, Landlord shall, within forty-five (45) days after the occurrence of the fire or other casualty give Tenant notice either (i) setting forth the reasons for Landlord’s determination and eliminating from the Leased Premises, those full floors, if any, which incurred substantial damage, or (ii) offering Tenant the option of either (x) electing to eliminate from the Leased Premises those full floors which incurred substantial damage, or (y) terminating this entire Lease by notice to Landlord given during the thirty (30) day period following the date Landlord’s notice is given.

(c)               Subject to the provisions of paragraph (b) above, if the damage caused by such fire or other casualty renders untenantable either (i) fifty percent (50%) or more of the Net Rentable Area of the Leased Premises, or (ii) twenty-eight percent (28%) or more of the Net Rentable Area of the Office Section (including some portion of the Office Section outside of the Leased Premises) then, if:

(x)               such untenantable space cannot, in Landlord’s reasonable judgment, be made tenantable with substantially all damage repaired within twelve (12) months of the occurrence of the fire or other casualty, but can be so repaired or restored within eighteen (18) months thereof, then

(I)                 if at least twelve (12) months will remain in the Term after  completion of such repair, Landlord shall give Tenant notice  within forty-five (45) days after the date of such fire or  other casualty, following which Tenant shall, within thirty  (30) days of the date Landlord’s notice is given, give  Landlord notice either (i) terminating this Lease, or (ii)  electing not to terminate this Lease; and

(II)             if less than twelve (12) months will remain in the Term after  completion of such repair, Landlord shall, within forty-five  (45) days after the date of such fire or other casualty, give  Tenant notice (A) setting forth the reasons for Landlord’s  determination and, if all other leases in the Building are to  be terminated as a result thereof, terminating this Lease, (B)  setting forth the reasons for Landlord’s determination and, if  all other leases in the Building are not going to be  terminated as a result thereof, eliminating from the Leased  Premises those full floors, if any, which incurred substantial  damage, or (C) offering Tenant the option of (m) electing to  eliminate from the Leased Premises those full floors which  incurred substantial damage, or (n) terminating this entire  Lease by notice to Landlord given during the thirty (30) day  period following the date Landlord’s notice is given;

(y)             such untenantable space cannot, in Landlord’s reasonable judgment, be made tenantable with substantially all damage repaired within eighteen (18) months of the occurrence of the fire or other casualty, but at least seventy-five percent (75%) of the Net Rentable Area of the Leased Premises is or can be made tenantable with substantially all damage repaired within such eighteen (18) month period, and at least twelve (12) months will remain in the Term after completion of such repair, then Landlord shall notify Tenant within forty-five (45) days after the date of such fire or other casualty, following which Tenant shall, within thirty (30) days of the date Landlord’s notice is given, give Landlord notice (i) electing to eliminate from the Leased Premises those full floors which cannot be made tenantable within such eighteen (18) month period, (ii) terminating this entire Lease, or (iii) electing not to terminate this Lease; and

(z)               notwithstanding the foregoing, (I) at least seventy-five percent (75%) of the Net Rentable Area of the Leased Premises cannot be made tenantable with substantially all damage repaired within eighteen (18) months following the fire or other casualty or (II) even if at least seventy-five percent (75%) of the Net Rentable Area of the Leased Premises can be made tenantable with substantially all damage repaired within such eighteen (18) month period but less than twelve (12) months will remain in the Term after the completion of such repair, then Landlord shall notify Tenant within forty-five (45) days after the date of the fire or other casualty, and either Landlord or Tenant may terminate this Lease within thirty (30) days of the date Landlord’s notice is given.

(d)              If Landlord is obligated to restore the Leased Premises or the Building in accordance with subparagraph (a) above, and Landlord has not commenced restoration within six (6) months from the date of damage or destruction, Tenant may terminate this Lease, such termination right to be exercised by notice to Landlord within thirty (30) days after such right accrues.

(e)               During any period when Tenant’s use of the Leased Premises is materially affected by damage or destruction, Gross Rent shall abate proportionately until such time as the Leased Premises are made tenantable as reasonably determined by Landlord and no portion of the Rent so abated shall be subject to subsequent recapture, except from the proceeds of insurance policies maintained by Landlord covering such lost Rent, if any.

(f)                 The proceeds from any insurance paid by reason of damage to or destruction of the Building or any part thereof, the Building Standard Improvements or any other element, component or property insured by Landlord shall belong to and be paid to Landlord, subject to the rights of the holder of any Mortgage, and Tenant hereby assigns to Landlord any interest in said proceeds.

ARTICLE 6

DEFAULT

6.01. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” on the part of Tenant:

(a)               Nonpayment of Gross Rent. Failure to pay any regularly scheduled payment of Gross Rent due and payable hereunder, upon the date when payment is due, such failure continuing for a period of five (5) Business Days after notice of such failure; provided, however, that Landlord shall not be required to provide such notice more than twice during any consecutive twenty-four (24) month period within the Term and the third and any subsequent such non-payment occurring within the same twenty-four (24) month period shall constitute an Event of Default without requirement of notice;

(b)              Nonpayment of Other Amounts. Failure to make any other payment due and payable hereunder, upon the date when payment is due, such failure continuing for a period of ten (10) Business Days after written notice of such failure;

(c)               Other Obligations. Failure to perform any other obligation, agreement or covenant under this Lease, other than those matters specified in Section 6.01(a) or (b), such failure continuing for fifteen (15) Business Days after notice of such failure (or such longer period as is reasonably necessary to remedy such default, provided that Tenant shall within such fifteen (15) Business-Day period have commenced such remedy and thereafter Tenant shall continuously and diligently pursue such remedy at all times until such default is cured);

(d)              Abandonment. Abandonment of more than 40,000 square feet of Net Rentable Area of the Leased Premises during the Term, unless, within ten (10) days after such abandonment, Tenant shall have indicated an intention to itself to reoccupy the entire Leased Premises within one hundred and twenty (120) days (or if such reoccupancy shall include occupancy by subtenants or assignees in accordance with Section 4.05 hereof, within one hundred and eighty (180) days), or the failure of Tenant to so reoccupy the entire Leased Premises within said one hundred and twenty (120) day period (or, in the case of occupancy by subtenants or assignees, within said one hundred and eighty (180) day period). Tenant shall be deemed to have abandoned the Leased Premises if the Leased Premises remain substantially vacant or unoccupied to an extent that might reasonably jeopardize the validity of insurance coverage thereon;

(e)               General Assignment. A general assignment by Tenant for the benefit of creditors;

(f)                 Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged or unstayed for a period of one hundred and eighty (180) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may reasonably be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease;

(g)              Receivership. The employment of a receiver to take possession of substantially all of Tenant’s assets or the Leased Premises, if such receivership remains undissolved for a period of ninety (90) days after creation thereof;

(h)              Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Leased Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ninety (90) days after the levy thereof;

(i)                  Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within one hundred and eighty (180) days after the commencement of any proceeding against Tenant seeking any reorganization, or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed.

6.02. Remedies upon Default.

(a)               If an Event of Default occurs, Landlord shall have the right, with or without notice or demand, immediately to terminate this Lease, and at any time thereafter recover possession of the Leased Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Leased Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by reason of Tenant’s default or of such termination.

(b)              Even though an Event of Default shall have occurred pursuant to Section 6.01, this Lease shall continue in effect and Tenant shall have the right to cure any such Event of Default for so long as Landlord does not terminate this Lease under Section 6.02(a) hereof, and Landlord may enforce all of its rights and remedies under this Lease, including, without limitation, the right to recover Rent as it becomes due. Acts of maintenance, preservation or efforts to lease the Leased Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate the Lease.

6.03. Damages upon Termination. Should Landlord terminate this Lease pursuant to the provisions of Section 6.02(a) hereof, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord shall be entitled to recover from Tenant: (i) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that the Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the rental value of the Premises for the balance of the Term; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease. Tenant further covenants, as an additional cumulative obligation after any such termination, to punctually pay to Landlord all sums and perform all obligations which Tenant covenants in this Lease to pay and to perform, as if this Lease had not been terminated, whether or not such obligations arose prior to, concurrent with or after such termination. In calculating the amounts to be paid by Tenant pursuant to the immediately preceding sentence, Tenant shall be credited with any amount paid to Landlord pursuant to the first sentence of this Section 6.03, and also with the net proceeds of any rent obtained by Landlord by reletting the Leased Premises through the time of award, after deducting all Landlord’s expenses in connection with such reletting, including without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Leased Premises for reletting, it being agreed by Tenant that Landlord may (x) relet the Leased Premises or any part thereof for a term or terms which may at Landlord’s option be equal or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its exercise of business judgment considers advisable or necessary to relet the same and (y) make such alterations, repairs and decorations in the Leased Premises and the Building as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or collect rent under Landlord’s reletting of the Premises shall operate or be construed to release or reduce Tenant’s liability as aforesaid unless and to the extent Tenant proves such failure could reasonably have been avoided. The “time of award” shall refer to such time as (I) Tenant shall, as a settlement of the amounts due pursuant to this Section 6.03, pay to Landlord such sums pursuant to a written agreement in form and substance satisfactory to Landlord, or (II) the date on which a Judgment shall be entered in a court of competent jurisdiction to the effect that Tenant shall pay Landlord the amounts due and owing pursuant to this Section 6.03. The “worth at the time of award” of the amounts referred to in (i) and (ii) shall mean such amounts together with interest at the lesser of eighteen percent per annum or the maximum rate allowed by law. The “worth at the time of award” of the amount referred to in (iii) shall mean such amounts as computed by reference to competent appraisal evidence or the formula prescribed by and using the lowest discount rate utilized by commercial appraisers in calculating such amounts for such purpose.

6.04. Computation of Rent for Purposes of Default. For purposes of computing unpaid Rent which would have accrued and become payable under this Lease for the balance of the Term pursuant to the provisions of Section 6.03, unpaid Rent shall consist of the sum of:

(a)               the total Net Rent for the balance of the Term, plus

(b)              a computation of the Operating Cost and Impositions for the balance of the Term, the assumed Operating Cost for the calendar year of the default and each future calendar year in the Term to be equal to the Operating Cost for the calendar year prior to the year in which the default occurs compounded at a per annum rate equal to the mean average rate of inflation for the preceding five (5) calendar years as determined by the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index (All Urban Consumers, All Items, 1982-1984 equals 100). If such Index is discontinued or revised, the average rate of inflation shall be determined by reference to the index designated as the successor or substitute index by the government of the United States.

6.05. Rights of Landlord in Bankruptcy. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency, by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to in this Article 6.

6.06. Interest on Late Payments. In addition to its other remedies, Landlord shall have the right to add to the amount of any payment required to be made by Tenant hereunder, and which is not paid on or before the date the same is due, interest on all unpaid payments at the rate of six percent (6%) per annum over the prime rate of the Bank of Boston, or any successor institution thereto, for so long as the delinquency remains outstanding, the parties agreeing that Landlord’s damage by virtue of such delinquencies would be difficult to compute and the amount stated

herein represents a reasonable estimate thereof. All such interest charges shall be due upon demand by Landlord. Tenant shall reimburse Landlord for all costs and expenses (including reasonable attorneys’ fees) incurred by Landlord to recover the interest charges due hereunder.

ARTICLE 7

APPRAISAL

7.01. Appraisal of Fair Market Net Rent. In the event that Tenant disputes the amount claimed by Landlord as Fair Market Net Rent, and such dispute cannot be resolved by mutual agreement, the dispute shall be submitted to the appraisal process hereinafter set forth. The amount of Fair Market Net Rent determined pursuant to such appraisal process shall be final and binding between the parties. The appraisal process shall be conducted as follows:

(a)               Tenant shall make demand for appraisal in writing within thirty (30) days after service of Landlord’s determination of Fair Market Net Rent given under Section 9.02 or Section 10.04 or otherwise under this Lease, specifying therein the name and address of the person to act as the appraiser on its behalf. The appraiser shall be a real estate appraiser with at least ten (10) years’ experience in the leasing or appraisal of first-class commercial office space (with at least five (5) years experience in Boston) and a qualified member of the American Institute of Real Estate Appraisers, or any successor of such Institute (or if such organization or successor shall no longer be in existence, a recognized national association or institute of land appraisers). Failure on the part of the Tenant to make a timely and proper demand for such appraisal shall constitute a waiver of the right thereto. Within ten (10) business days after the service of the demand for appraisal, Landlord shall give notice to Tenant, specifying the name and address of the person designated by Landlord to act as appraiser on its behalf who shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its appraiser, within or by the time above specified then the Tenant may thereafter send a second notice to Landlord indicating such failure and requesting Landlord to appoint such an appraiser. If Landlord fails to notify Tenant of the appointment of its appraiser within ten (10) business days after the giving of such second notice by Tenant then the appraiser appointed by Tenant shall be the sole appraiser to determine the issue.

(b)              In the event that two (2) appraisers are chosen pursuant to Section 7.01(a) above, the appraisers so chosen shall meet within ten (10) business days after the second appraiser is appointed and, if within ten (10) business days after such first meeting the two appraisers shall be unable to agree upon a determination of Fair Market Net Rent, they, themselves, shall appoint a third appraiser, who shall be a competent and impartial person with qualifications similar to those required of the first two appraisers. In the event they are unable to agree upon such appointment within five (5) business days after expiration of said ten (10) day period, the third appraiser shall be selected by the parties themselves, if they can agree thereon, within a further period of ten (10) business days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by an officer of the American Arbitration Association in Boston. The three (3) appraisers shall decide the dispute, if it has not previously been resolved, by following the procedure set forth in Section 7.01(c) below.

(c)               Where the issue cannot be resolved by agreement between the two appraisers selected by Landlord and Tenant or settlement between the parties during the course of the appraisal process, the issue shall be resolved by the three appraisers in accordance with the following procedure. The appraiser selected by each of the parties shall each state in writing his determination of the Fair Market Net Rent, supported by the reasons therefor, with counterpart copies to each party. The appraisers shall arrange for a simultaneous exchange of such proposed determinations. The role of the third appraiser shall be to select which of the two proposed determinations most closely approximates his own determination of Fair Market Net Rent. The third appraiser shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he chooses as most closely approximating his determination shall constitute the decision of the appraisers and be final and binding upon the parties. This provision for determination by appraisal shall be specifically enforceable to the extent such remedies are available under applicable law, and any determination hereunder shall be final and binding upon the parties hereto, and either party shall have the right to enter judgement thereon, unless otherwise provided by applicable law. If a determination of Fair Market Net Rent is to be made pursuant to this Section 7.01, Landlord and Tenant shall each pay for the fees and disbursements of any appraiser appointed by it and shall share equally in the fees and expenses of any third appraiser.

(d)              In the event of a failure, refusal or inability of any appraiser to act, his successor shall be appointed by him, but in the case of the third appraiser, his successor shall be appointed in the same manner as provided for appointment of the third appraiser.

ARTICLE 8

MISCELLANEOUS

8.01. Holding Over. In the event of holding over by Tenant after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay for each month or portion thereof of the holdover tenancy holdover rent at the rate of twice the rate of Gross Rent which Tenant was obligated to pay for the month or portion thereof immediately preceding the end of the Term together with such other amounts as may become due hereunder. No holding over by Tenant after the Term or Extended Term shall operate to extend the Term. In the event of any unauthorized holding over, Landlord may give notice to Tenant of such holdover, and, if Landlord gives such notice to Tenant, Tenant shall indemnify Landlord (i) against all claims for damages by any other tenant to whom Landlord may have leased all or any part of the Leased Premises covered hereby effective upon the termination of this Lease, and (ii) for all other losses, costs and expenses, including reasonable attorneys’ fees, incurred by Landlord by reason of such holding over. Landlord shall include in its notice to Tenant hereunder an estimate of the damages which Landlord reasonably anticipates suffering in the six (6) months following such notice as a result of Tenant’s holdover, but such indemnity shall be effective whether or not any of the damages actually suffered by Landlord were set forth in Landlord’s notice to Tenant and shall not in any manner be limited to Landlord’s failure to list any such damage in its notice to Tenant so long as Landlord was reasonable in furnishing Tenant its estimate. Any holding over with the consent of Landlord in writing shall thereafter constitute a lease from month to month subject to the terms hereof.

8.02. Amendments and Modifications. This Lease may not be altered, changed or amended, except by an instrument in writing signed by both parties hereto. If in connection with obtaining financing for the Building, a bank, insurance company, pension trust or other institutional lender shall request modifications to this Lease as a condition to such financing, Tenant shall promptly consider such requests, shall give serious consideration to all reasonable requests, and, if Tenant shall not consent to any such request, shall set forth in writing the reasons for its refusal to do so. No modification which would increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created shall be deemed a reasonable request.

8.03. Transfers by Landlord. Landlord shall have the right to transfer and assign all of its rights and obligations hereunder in the Building, and in such event and upon such transfer, no further liability or obligations shall thereafter accrue for obligations arising after such transfer or assignment against such party as Landlord hereunder. No owner of the Leased Premises shall be liable under this Lease except for breaches of Landlord’s obligations occurring while such person is the owner of the Leased Premises.

8.04. Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the fullest extent permitted by law.

8.05. Notices. All notices, demands, consents and approvals which may be or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given (a) in the case of Landlord, when personally delivered to the Landlord at the address specified for Landlord on the Basic Lease Information Sheet, and in the case of Tenant, when two (2) of the same are personally delivered to the Tenant addressed “Attention: General Counsel” and to the Tenant addressed “Attention: Treasurer”, both at the address specified for Tenant on the Basic Lease Information Sheet (provided, however, that in the case of any notice by Landlord to Tenant regarding a lien pursuant to Section 4.06 or regarding an Event of

Default pursuant to Section 6.01, such notice shall state “NOTICE OF LIEN” or “NOTICE OF DEFAULT”, respectively, in boldfaced capital letters), or (b) when deposited with the United States mail, certified or registered, postage prepaid, or with a recognized overnight delivery service which furnishes receipts of delivery in the ordinary course of its business, in the case of Landlord, at the address specified for Landlord on the Basic Lease Information Sheet, and in the case of Tenant, addressed “Attention: General Counsel” and “Attention: Treasurer”, both at the address specified for Tenant on the Basic Lease Information Sheet (provided, however, that in the case of any notice by Landlord to Tenant regarding a lien pursuant to Section 4.06 or regarding an Event of Default pursuant to Section 6.01, such notice shall state “NOTICE OF LIEN” or “NOTICE OF DEFAULT”, respectively, in boldfaced capital letters). Any party may, from time to time, designate a new address for delivery, for purposes of this notice provision, by notice given at least fifteen (15) days in advance in accordance herewith of such new address.

8.06. No Joint Venture. This Lease shall not be deemed or construed to create or establish any relationship of partnership or joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

8.07. Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns (subject to the provisions hereof, including, but without limitation, Section 8.03); and shall be binding upon and, subject to the provisions of Section 4.06 hereof, inure to the benefit of Tenant, its successors and assigns.

8.08. Applicable Law. All rights and remedies of Landlord and Tenant under this Lease shall be construed and enforced according to the laws of the Commonwealth of Massachusetts.

8.09. Time of the Essence. Time is of the essence of each and every covenant herein contained.

8.10. Submission Not an Option. The submission of this Lease for examination does not constitute a reservation of or option for the Leased Premises or an offer to lease, it being understood and agreed that neither Landlord nor Tenant shall be legally bound with respect to the leasing of the Leased Premises unless and until this Lease has been executed and delivered by both Landlord and Tenant.

8.11. Brokerage. Tenant and Landlord each warrant to the other that it has had no dealings with any broker or agent in connection with this Lease other than Meredith & Grew and Leggat McCall/Grubb and Ellis Inc., and each covenants to defend (with counsel reasonably approved by the other party), hold harmless and indemnify the other party from and against any and all costs, expense or liability for any compensation, commission and charges claimed by any broker or agent arising out of the warranting party’s dealings in connection with this Lease or the negotiation thereof. The fee for the brokers referred to above shall be paid by Landlord.

8.12. Waiver of Jury Trial. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other, on or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant’s use or occupancy of the Leased Premises, and/ or any claim of injury or damages.

8.13. All Agreements Contained. This Lease contains all of the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between them with respect to such subject matter.

8.14. Cumulative Remedies. The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord and Tenant shall each be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

8.15. Failure to Enforce. The failure of Landlord or Tenant to declare any default upon its occurrence or to seek redress for any default of, or to insist upon strict performance of, any covenant or condition of this Lease, shall not be deemed a waiver of such default, nor prevent a subsequent act which would have originally constituted a default from having all the force and effect of the original default. The failure of the Landlord to enforce any of the rules and regulations applicable to the Building against any other tenant in the Building shall not be deemed a waiver of any such rules or regulations, provided, however, that Landlord shall not enforce such rules and regulations in a discriminatory manner. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver shall be in writing and signed by Landlord. No consent or waiver, express or implied, by Landlord or Tenant to any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.16. Notice of Lease; Other Notices and Agreements. Tenant agrees not to record this Lease, but on the request of either party hereto, both parties hereto shall execute and deliver (i) a notice of this Lease in form appropriate for recording and registration, (ii) an agreement setting forth the Term Commencement Date, (iii) a notice in form appropriate for recording and registration of any amendment of this Lease, (iv) as reasonably requested by any holder of a Mortgage, an agreement by Tenant to make payments and give notices to whatever individual or entity shall be designated by Landlord for receiving any such notice or payment and to comply with the provisions of any assignment of rents granted to the holder of any Mortgage, and (v) if this Lease is terminated before the expiration of the Term, an instrument in form appropriate for recording and registration pursuant to which Tenant acknowledges the date of termination.

8.17. Moving Expense Reimbursement. Landlord agrees to reimburse Tenant for expenses incurred by Tenant in relocating to the Leased Premises in an amount equal to One Dollar ($1.00) per square foot of Net Rentable Area of the Leased Premises at the time of Tenant’s initial occupancy. Such amount shall be payable by Landlord to Tenant in cash installments as such expenses are incurred by Tenant in the ordinary course of such relocation in a manner consistent with normal business practices during the second year of the Term, with each installment due within thirty (30) days of Landlord’s receipt of an invoice therefor from Tenant. Tenant agrees not to voluntarily prepay any of such moving expenses.

8.18. Release of Existing Lease Obligations. Tenant is expected to have continuing obligations under Tenant’s existing leases at One Memorial Drive, Cambridge or One Beacon Street, Boston (the “Existing Leases”) with respect to the period from the Completion Date to the Rent Commencement Date. Any cost savings achieved by subletting or assigning any portion of the premises under the Existing Leases, successfully negotiating a release of Tenant from any of Tenant’s obligations to pay rent or escalations under the Existing Leases, or reducing any identifiable operating costs payable to the landlord under the Existing Leases or to a utility company providing service to the premises demised under the Existing Leases (as determined in comparison to the such costs for the full calendar year immediately preceding the Completion Date), shall be shared equally by Landlord and Tenant, after deducting any cost incurred by Tenant which is associated with achieving the same. Nothing stated herein shall obligate Tenant to achieve any such savings, but Tenant shall discuss with Landlord in good faith any attempts at achieving such savings and pursue in good faith such efforts as Tenant shall determine is appropriate to achieve such savings (it being understood that Tenant may, in good faith, elect not to relocate all or any portion of its operations for the first year after the Term Commencement Date).

8.19. Hiring Practices. Tenant covenants that Tenant shall comply with all laws, ordinances, regulations and orders referenced in Section 12.01 of the Amended and Restated Sale and Construction Agreement by and among the City of Boston, the Boston Redevelopment Authority, New England Mutual Life Insurance Company and Gerald D. Hines Interests, Inc. dated April 15, 1986, recorded with the Suffolk Registry of Deeds in Book 12515, Page 78. Notwithstanding any other provision of this Lease, Landlord shall have no right to terminate this Lease by reason of Tenant’s breach of this covenant, but Tenant shall in good faith make reasonable efforts to cure any breach of this covenant after notice to Tenant from any public agency, authority or other instrumentality with Jurisdiction to enforce any such laws, ordinances, regulations or orders that Tenant has failed to so comply, or after notice to Tenant from Landlord that Landlord has received notice from any such public agency, authority or other instrumentality that Tenant has failed to so comply, provided that Tenant may in good faith challenge any assertion by a public agency, authority or other instrumentality that Tenant has failed to so comply or the validity or enforceability of any such laws, ordinances, regulations or orders.

ARTICLE 9

OPTIONS TO EXTEND THE TERM

9.01. Grant and Exercise of Options to Extend. So long as there shall exist, at the time of the giving of Tenant’s Two Year Notice or Tenant’s Five Year Notice hereunder, as the case may be, no Event of Default, or condition as to which Tenant has received notice, which, with the passage of time, would constitute an Event of Default (unless Tenant commences to cure such condition prior to the occurrence of an Event of Default as a result thereof and thereafter continuously and diligently pursues such cure to completion), Tenant shall have the right to extend the Term beyond the Term Expiration Date (such extension being hereinafter referred to as an “Extended Term”) for either (i) one additional two (2) year period by giving Landlord notice of its election to extend (“Tenant’s Two Year Notice”) no less than thirty-six (36) months prior to the Term Expiration Date (the “Two Year Option”) or (ii) one additional period of five (5) years by giving Landlord notice of its election to extend (“Tenant’s Five Year Notice”) no less than twenty-four (24) months prior to the Term Expiration Date (the “Five Year Option”). The giving of Tenant’s Two Year Notice or Tenant’s Five Year Notice by Tenant, as the case may be, shall automatically extend the term of the Lease for the applicable Extended Term. In the event Tenant elects to exercise the Five Year Option, and so long as there shall exist, at the time of the giving of Tenant’s Second Notice hereunder, no Event of Default, or condition as to which Tenant has received notice, which, with the passage of time, would constitute an Event of Default (unless Tenant commences to cure such condition prior to the occurrence of an Event of Default as a result thereof and thereafter continuously and diligently pursues such cure to completion), Tenant shall also have the right to an additional Extended Term (the “Additional Extended Term”) for one additional period of five (5) years or ten (10) years (as determined by Landlord in its sole discretion) (the “Extra Option”). In the event Tenant desires to exercise the Extra Option, Tenant shall, no earlier than thirty-six (36) months prior to the end of the existing Extended Term and no later than twenty-six (26) months prior to the end of the existing Extended Term, provide Landlord notice of such intention and request Landlord to determine whether the length of the Additional Extended Term shall be five (5) years or ten (10) years (“Tenant’s Notice of Intention”). Landlord shall, within thirty (30) days of Tenant’s Notice of Intention, notify Tenant whether the length of the Additional Extended Term stall be five (5) years or ten (10) years. Following such determination by Landlord, Tenant may exercise the Extra Option by giving Landlord notice of such election (“Tenant’s Second Notice”) no later than twenty-four (24) months prior to the end of the existing Extended Term. The giving of Tenant’s Second Notice by Tenant shall automatically extend the term of the Lease for the Additional Extended Term. Failure by Tenant to give any notice required hereunder in a timely manner shall constitute a waiver of such Option to Extend and any subsequent Option to Extend. If Tenant does not exercise either the Two Year Option or the Five Year Option, the Term shall continue until the Term Expiration Date; if the Tenant exercises the Five Year Option, but fails to exercise the Extra Option, the Term shall continue until the last day of the first Extended Term.

9.02. Election to Reduce the Leased Premises. The rights to extend shall apply only to all of the space included as a part of the Leased Premises on the last day of the Term Expiration Date, or if Tenant exercises the Extra Option, on the last day of the existing Extended Term; provided, however, that (a) Tenant may elect in Tenant’s Five Year Notice (but not in Tenant’s Two Year

Notice) to reduce the Leased Premises for the Extended Term by eliminating from the Leased Premises the top floor or the top two floors then included in the Leased Premises, specified in such notice; and (b) Tenant may elect in Tenant’s Second Notice to reduce the Leased Premises for the Additional Extended Term by eliminating from the Leased Premises the top floor then included in the Leased Premises, as specified in Tenant’s Second Notice, but only if Tenant did not elect to reduce the Leased Premises in Tenant’s Five Year Notice or elected to reduce the Leased Premises by only one floor, or Tenant may elect to reduce the Leased Premises for the Additional Extended Term by eliminating from the Leased Premises the top two floors then included in the Leased Premises, but only if Tenant did not elect to reduce the Leased Premises at all in Tenant’s Five Year Notice. If Tenant exercises its election to reduce the Leased Premises hereunder, Tenant and Landlord shall execute an amendment to this Lease appropriately revising the Basic Lease Information Sheet: (i) to delete the floor or floors removed from the Leased Premises and deleting the floor or floors from Exhibit A, (ii) to restate the Net Rentable Area of the Leased Premises, and (iii) to restate the Tenant’s Proportionate Share.

9.03. Rent During Extended Term. The Base Rent for the Extended Term shall be (i) for the two year Extended Term, $16.00 plus seventy-five (75%) of the amount by which Fair Market Net Rent exceeds $16.00 but in no event shall it be less than $16.00 or (ii) for any other Extended Term, Fair Market Net Rent. Such Base Rent shall be in effect as of the first day of such Extended Term. The Fair Market Net Rent shall be determined by Landlord with notice given to Tenant no later than one hundred and twenty (120) days prior to the commencement of the Extended Term subject to the Tenant’s right to demand appraisal pursuant to the provisions of Section 7.01. Failure on the part of the Landlord to give such notice in a timely manner shall not vitiate the right to require an adjustment of the Base Rent but such delay shall result in deferral of any increase or decrease in the Base Rent to a date one hundred and twenty (120) days after the date of such notice. Failure on the part of Tenant to demand appraisal within thirty (30) days after receipt of notice from Landlord of Landlord’s determination of Fair Market Net Rent shall constitute a waiver of Tenant’s right to demand appraisal, and shall bind Tenant to the Fair Market Net Rent as determined by Landlord. Should Tenant elect to exercise its right to demand appraisal and should the appraisal process not have been concluded prior to the Extended Term, then the greater of (i) the Base Rent which was previously in effect or (ii) Tenant’s estimate, if any, of the Fair Market Net Rent, as applicable, shall be temporarily applicable for purposes of determining Tenant’s obligation to pay the Base Rent. However, once the new rate is in fact agreed upon or determined, if it is higher than the rate paid by Tenant during the period such rate should have been in effect, then Tenant shall pay to Landlord within ten (10) days after agreement upon or determination of the new rate an amount sufficient to result in Landlord’s having been paid rental at the new rate from the commencement of the portion of the term during which such rate was to have been in effect, together with interest at the then Bank of Boston Prime Rate with respect to any portion of such rent not paid when due because of the operation of this paragraph, from the date payment was due to the date paid.

9.04. Lease Continues in Effect. From and after commencement of each Extended Term hereunder, all of the other terms, covenants and conditions of this Lease shall apply, and reference to the Term shall thereafter be deemed to include the Extended Term in question, except that the Base Rent shall be revised by an amendment to the Lease to reflect any adjustment in the Base Rent, and from and after the commencement of the two year Extended Term or the Additional Extended Term, as the case may be, Tenant shall have no right to extend the Term further.

ARTICLE 10

OPTIONS TO EXPAND THE LEASED PREMISES

10.01. Grant of Initial Option to Expand. Tenant may elect to Increase the Leased Premises by leasing between 5,000 and 8,000 square feet of space on the second or twelfth floor of the Building (the specific amount and location of such space to be determined by Landlord at the time of Tenant’s notice of its intention to exercise such option) by providing notice to Landlord on or before December 31, 1991. If Tenant exercises its option hereunder, Tenant and Landlord shall execute an amendment to this Lease appropriately revising the Basic Lease Information Sheet: (i) to identify the space added to the Leased Premises and adding the space to Exhibit A. (ii) to restate the Net Rentable Area of the Leased Premises, and (iii) to restate the Tenant’s Proportionate Share. All other terms, covenants and conditions of the Lease shall remain unchanged and in full force and effect.

10.02. Grant of Options to Expand.

(a)               Provided that (i) no Event of Default, or condition as to which Tenant has received notice, which, with the passage of time would constitute an Event of Default, (unless Tenant commences to cure such condition prior to the occurrence of an Event of Default as a result thereof and diligently pursues such cure to completion), then exists, and (ii) Tenant and/or any Tenant Affiliates, shall then be in occupancy of Net Rentable Area constituting not less than seventy-five percent (75%) of the Net Rentable Area included in the Leased Premises on the date of Tenant’s Expansion Notice, Tenant shall have the option to expand the Leased Premises at the times set forth below, subject to the other provisions set forth below, by adding the following space located on floors eleven (11) through twenty-two (22) of the Building, as determined by Landlord pursuant to this Section 10.02 (collectively, the “Expansion Space”):

(1)               One entire floor located on floors eleven (11) through twenty-two (22) to be made available between September 1995 and September 1997;

(2)               One entire floor located on floors eleven (11) through twenty-two (22) to be made available between September 1997 and September 1999;

(3)               One entire floor located on floors eleven (11) through twenty-two (22) to be made available between July 2000 and July 2002.

(b)              If Landlord shall be unable to deliver any portion of the Expansion Space at the time required hereunder, by reason of the holding over of any prior tenant or occupant or otherwise due to no fault of Tenant, Landlord shall use reasonable efforts to obtain possession of such Expansion Space and otherwise deliver possession thereof to Tenant, but Landlord shall not be subject to any liability for failure to give possession thereof to Tenant at the time required hereunder, except that (i) until the date on which all such Expansion Space shall actually be delivered to Tenant, Tenant shall not be required to pay to Landlord any Rent with respect to the Net Rentable Area of such Expansion Space, unless and to the extent Tenant has commenced occupancy of such portion of the Expansion Space for the conduct of its business operations, (ii) if Landlord shall be unable to deliver all of such Expansion Space within six (6) months after the time required hereunder, Tenant shall have the option to terminate its election to take such Expansion Space (or, if Landlord has delivered only a portion of such Expansion Space, the remainder of such Expansion Space) by notice to Landlord given within fifteen (15) days thereafter, and (iii) if

Landlord shall be unable to deliver all of such Expansion Space within twelve (12) months after the time required hereunder, Tenant shall have the option to terminate its election to take such Expansion Space (or, if Landlord has delivered only a portion of such Expansion Space, the remainder of such Expansion Space) by notice to Landlord given within fifteen (15) days thereafter. In addition to the foregoing, if, as part of Tenant’s Expansion Notice (as defined in Section 10.03(a)), Tenant shall notify Landlord that such Expansion Space is to be utilized in conjunction with existing space in the Leased Premises for the operation of a single division or other business unit of Tenant, and if Landlord shall be unable to deliver the Expansion Space under clause (iii) above, then Tenant may elect in its notice to terminate its election to take such Expansion Space to reduce the Leased Premises by eliminating from the Leased Premises the top floor then included in the Leased Premises. If Tenant exercises its election to reduce the Leased Premises hereunder, Tenant and Landlord shall execute an amendment to this Lease appropriately revising the Basic Lease Information Sheet: (i) to delete the floor removed from the Lease Premises and deleting the floor or floors from Exhibit A, (ii) to restate the Net Rentable Area of the Leased Premises, and (iii) to restate the Tenant’s Proportionate Share.

(c)               Landlord shall use reasonable efforts to keep Tenant informed of the status, from time to time, of the space which may constitute Expansion Space hereunder.

10.03. Exercise of Options to Expand.

(a)               Landlord shall furnish Tenant not less than fifteen (15) months nor more than twenty-four (24) months prior notice of the time when such Expansion Space is scheduled to become available within the time periods set forth in Section 10.02(a) hereof. Such notice shall set forth the floor of the Building constituting such space, the date on which Landlord estimates that the Expansion Space will become available, and the Landlord’s determination of Fair Market Net Rent. Tenant may thereupon exercise its option to add Expansion Space to the Leased Premises by giving notice (“Tenant’s Expansion Notice”) to Landlord not later than twelve (12) months prior to the date on which such

Expansion Space is scheduled to become available. Tenant’s exercise of its options shall be final and shall not depend upon the determination of Fair Market Rent pursuant to Article 7.

(b)              Tenant’s failure to give Landlord timely notice of the exercise of its option to expand shall constitute a final waiver of its option to take Expansion Space during the applicable time period set forth in Section 10.02(a) hereof, and Landlord shall have no further obligation to make such Expansion Space available to Tenant except during the next time period set forth in Section 10.02(a) hereof, if any.

(c)               In the event that any of the Expansion Space becomes available before the time indicated in Section 10.02(a) for such space, Landlord shall so notify Tenant, and Tenant shall thereupon have the right to accelerate its corresponding option to expand with respect to such Expansion Space, by notice to Landlord not later than thirty (30) days after the date of Landlord’s notice of availability. Such notice by Tenant shall, for all purposes, be deemed to be the Tenant’s Expansion Notice required by Section 10.03(a). Tenant’s exercise of such option to expand shall constitute the option to expand which would have occurred during the next time period set forth in Section 10.02(a), and Tenant shall not thereafter have any additional option to expand during such time period, but Tenant’s failure to exercise such option to expand shall not negate Tenant’s option to expand during such time period.

10.04. Rent for Expansion Space. Tenant shall pay to Landlord all of the Rent required hereunder with respect to the Expansion Space; provided, however, that the Base Rent shall be adjusted to reflect the then Fair Market Net Rent for the Expansion Space, such Fair Market Net Rent to be determined by Landlord, subject to Tenant’s right to demand appraisal in accordance with the provisions of Article 7. Notwithstanding anything in this Lease to the contrary, it is agreed that for the purposes of this Section 10.04, neither the value of any demolition work performed by Landlord pursuant to Section 10.05(b), nor the value of the sixty (60) day period referred to in this Section 10.04 shall be considered in calculating the Fair Market Net Rent. Payment of Rent with respect to Expansion Space shall commence on the earlier of (i) occupancy by Tenant for the conduct of its business or (ii) sixty (60) days after Landlord makes the Expansion Space available to Tenant in the condition required by Section 10.05 hereof.

10.05. Condition of Expansion Space. All Expansion Space shall be leased by and delivered to Tenant on an “as is” basis, except as follows:

(a)               If any portion of the Expansion Space is unimproved at the time of the exercise of Tenant’s option to expand, Landlord shall provide Building Standard Improvements in accordance with Schedule I of the Work Letter, prior to the Expansion Space being made available to Tenant.

(b)              If the Expansion Space has been previously constructed, Landlord will repair all floor cuts and will demolish walls, doors, millwork and other items in the occupiable space in accordance with plans and written instructions prepared by Tenant and delivered to Landlord no later than ninety (90) days prior to the date on which Landlord estimates the Expansion Space will become available as set forth in Landlord’s notice to Tenant in accordance with Section 10.03(a) hereof, prior to the Expansion Space being made available to Tenant.

10.06. Expansion Space Part of Leased Premises. Upon Tenant’s exercise of each option to expand, the particular Expansion Space shall become a part of the Leased Premises on the date Landlord makes the Expansion Space available to Tenant in the condition required by Section 10.05 hereof, and thereafter the Expansion Space shall be subject to all of the terms, covenants and conditions of this Lease, as the same may be amended from time to time, except that Rent shall not commence with respect to the Net Rentable Area of the Expansion Space until the earlier of (a) occupancy by Tenant for the conduct of its business, or (b) sixty (60) days after the date the Expansion Space became part of the Premises. Tenant and Landlord shall execute an amendment to this Lease appropriately revising the Lease to reflect the addition of such Expansion Space, including the Basic Lease Information Sheet: (i) to identify the floor or portion thereof added to the Leased Premises and adding the same to Exhibit A, (ii) to restate the Net Rentable Area of the Leased Premises, (iii) to restate the Tenant’s Proportionate Share, and (iv) to add the Base Rent to be paid by Tenant with respect to the Expansion Space.

ARTICLE 11

FIRST RIGHT TO LEASE

11.01. Exercise of First Right to Lease. Provided that no Event of Default, or condition as to which Tenant has received notice which, with the passage of time would constitute an Event of Default (unless Tenant commences to cure such condition prior to the occurrence of an Event of Default as a result thereof and thereafter continuously and diligently pursues such cure to completion) then exists and that Tenant and/or any Tenant Affiliates occupy not less than seventy-five percent (75%) of the Net Rentable Area included in the Leased Premises on the date of Tenant’s First Lease Notice, and not greater than eighty-five percent (85%) of the total Net Rentable Area of the Office Section of the Building, Landlord shall offer any space that becomes Available Space on floor(s) eleven (11) through twenty-two (22) to Tenant for such rent and upon such other terms as Landlord proposes to offer such Available Space to third parties and otherwise substantially upon the terms and conditions set forth herein. In addition to any obligation of Landlord to inform Tenant of Available Space set forth below, Landlord agrees to use reasonable efforts to periodically advise Tenant of space in the Building which is scheduled to become Available Space. Tenant’s first right to lease shall be exercised as follows:

(a)               Not later than sixty (60) days prior to the expiration of the term then applicable to such Available Space (except in cases where the term expires by reason of default or other causes which cannot reasonably be foreseen by Landlord, in which case Landlord shall give reasonable notice), Landlord shall give notice to Tenant of the expected availability of such Available Space together with a summary of the financial terms and other key provisions (to the extent different from the terms of this Lease) on which Landlord proposes to offer such Available Space to third parties for lease.

(b)              At any time within fifteen (15) days after Landlord gives the notice described in subsection (a), Tenant may, by notice to Landlord (“Tenant’s First Lease Notice”), elect to (i) lease the Available Space described in Landlord’s summary for the consideration and upon the business terms set forth in Landlord’s summary, or (ii) lease the Available Space described in Landlord’s summary for Fair Market Net Rent and upon such other of the business terms set forth in Landlord’s summary as are consistent therewith, such Fair Market Net Rent to be as agreed upon by Landlord and Tenant within thirty (30) days of Tenant’s First Lease Notice or, if the parties cannot agree, as determined in accordance with Article 7, or (iii) waive its first right to lease with respect to such Available Space. Tenant’s failure to elect by notice to Landlord one of the options set forth above within said fifteen (15) days shall be deemed an election to waive the first right to lease such Available Space.

(c)               In the event Tenant elects to lease such Available Space, Landlord and Tenant shall promptly (but not later than forty-five (45) days prior to the expiration of the term then applicable to such Available Space) enter into an amendment to this Lease adding the Available Space to the Leased Premises for the consideration and upon the terms set forth in Landlord’s summary (subject to Tenant’s right to demand appraisal if option (ii) set forth in (b) above is elected), or, at Landlord’s election, a new lease for the Available Space for the consideration and upon the terms set forth in Landlord’s summary and such other terms and conditions as are contained in this Lease, or as Landlord and Tenant may mutually agree (subject to Tenant’s right to demand appraisal if option (ii) set forth in (b) above is elected).

(d)              In the event Tenant elects or is deemed to elect to waive its right to lease such Available Space, Landlord shall be free to lease the Available Space to any other party; provided, however, that if Landlord has not entered into a lease or commitment to lease the Available Space within six (6) months after Landlord’s notice to Tenant of the availability of the Available Space, Landlord shall reoffer the Available Space to Tenant by notice to Tenant given within such six (6) month period accompanied by a summary of the financial terms and other key provisions (to the extent different from the summary provided in the previous notice) on which Landlord proposes to offer to lease the Available Space to third parties. Tenant’s first right to lease shall be a continuing right and Landlord shall continue to provide such a notice within each subsequent six (6) month period until Landlord has entered into a lease or commitment to lease such Available Space.

ARTICLE 12

ADDITIONAL OPTIONS

12.01. Parking. Tenant shall have the right to park in the Parking Section a total of up to fifty (50) automobiles, the precise number to be designated by Tenant by notice to Landlord not later than December 31, 1991. Landlord agrees to designate, by a sign or other reasonable means determined by Landlord, one of the spaces in the Parking Section as a space for the exclusive use of Tenant, but Landlord shall have no obligation to ensure compliance by third parties with such designation or the availability of such space for use by Tenant. Landlord agrees that if in excess of ten percent (10%) of the parking spaces in the Parking Section become designated for particular tenants, Tenant shall be entitled to the identical percentage of the parking spaces allocable to Tenant similarly designated. If Tenant does not require all of the parking spaces allocable to it, Tenant shall relinquish its right to such parking spaces to Landlord, whereupon Tenant shall no longer have a right to such relinquished parking spaces and shall obtain future additional parking solely on a space-available basis; provided, however, that Tenant shall have the right to two (2) additional parking spaces for each floor in the Building which it adds to the Leased Premises after the Term Commencement Date or if greater, the number of spaces which the immediately preceding tenant or tenants of such floor had the right to use pursuant to leases with Landlord, provided Tenant notifies Landlord no less than ninety (90) days prior to the date on which such floor is scheduled to be added to the Leased Premises of the number of parking spaces, if any, which Tenant requires. Landlord agrees to provide Tenant with information regarding the availability of parking spaces upon the request of Tenant during the Term of this Lease and shall within thirty (30) days of notice from Tenant that it desires additional parking spaces and the number which it desires, inform Tenant of whether such spaces are then available, or how many are available, and the terms upon which such spaces are available. Tenant shall execute a separate license agreement with the garage operator with respect to the parking spaces allocable to the Tenant. The rates charged by the garage operator for such parking shall be the prevailing market rates for parking in the Building as established by the garage operator from time to time, which shall not unreasonably exceed (as determined by Landlord in its reasonable business judgment) the average parking rates in comparable first class office buildings in Boston. Tenant’s right to use the parking spaces shall be subject to (i) compliance with the license agreement between Tenant and the garage operator, (ii) such reasonable rules and regulations as Landlord or its operator may establish for the Building from time to time, and (iii) all applicable laws, ordinances and regulations.

12.02. Storage Area. Tenant shall have the option to lease the Storage Area, located on floor P3 of the Building, and more specifically described on Exhibit C attached to the Lease, by notice given to Landlord prior to January 1, 1992. If Tenant exercises such option, the Storage Area shall be used by Tenant upon the following terms, covenants and conditions:

(a)               Tenant shall pay as part of Gross Rent an amount equal to Ten Dollars ($10.00) per square foot of Net Rentable Area of the Storage Area for each year of the Term. During any Extended Term, the Rent per square foot of Net Rentable Area of the Storage Area for each year shall be increased by multiplying Ten Dollars ($10.00) by a fraction, the numerator of which is the Base Rent payable during such Extended Term and the denominator of which is Twelve and 27/100 Dollars ($12.27).

(b)              There shall not be a separate Operating Cost or Impositions charge to Tenant with respect to the Storage Area; rather, the cost of maintaining, repairing and operating the Storage Area and Impositions thereon, shall be paid by Landlord as a part of the cost of operating and maintaining the Building, and shall be included in the total Operating Cost and Impositions allocated among the tenants in the Building.

(c)               Tenant shall be responsible for maintenance of the interior of the Storage Area and shall assume all risk of loss or damage with respect to property stored therein, except to the extent that such loss is caused by the negligence or willful misconduct of Landlord. Maintenance of the exterior of the Storage Area, the portion of the Building in which the Storage Area is located and access thereto shall be the responsibility of Landlord, which Landlord shall perform in the same manner as is provided with respect to other areas in the Building for which Landlord has retained responsibility.

(d)              Landlord shall deliver the Storage Area to Tenant hereunder on a “shell” basis, which shall consist of space enclosed by a concrete or sheet rock wall and a concrete floor, one lockable entry, lights provided by strip lighting and one light switch (or additional entries or light switches as may be required by the applicable building codes).

12.03. Antenna or Satellite Dish. Tenant shall have the right to install an antenna, a satellite dish, or both, on the roof of the Building, subject to (i) the availability of space for the installation of such antenna or satellite dish, (ii) the obtaining of all permits and approvals from governmental authorities required for such installation at Tenant’s expense, and (iii) the approval of Landlord after submission to Landlord of plans and specifications therefor describing in sufficient detail the nature of the antenna or satellite dish which Tenant wishes to install and the manner of its proposed installation, which approval shall not be unreasonably withheld or delayed by Landlord. It shall not be unreasonable for Landlord to withhold its consent to such installation if Landlord determines that the installation of such antenna or satellite dish would damage the aesthetic appearance of the Building from street level or any public open space, interfere with sight lines from any portion of the Project, or interfere in any manner with antennas, satellite dishes or other structures then existing on the roof of the Building. The installation of any such antenna and/or satellite dish shall be done at Tenant’s sole cost and expense, but, at the option of Landlord, the installation shall be effected by Landlord at the reasonable cost and expense of Tenant. To the extent that the installation will be undertaken directly by Tenant, the method of installation, the materials to be used and the contractors to be performing the work shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld or delayed, and the installation shall be performed in accordance with the provisions of Section 4.06 hereof. Tenant shall pay as a part of Gross Rent an amount equal to the fair market rent, as determined by Landlord in its reasonable business judgement, for the space utilized in connection with such antenna or satellite dish for any period in which the same is maintained on the roof of the Building.

12.04. Security. Tenant shall have the option to station one (1) security officer/receptionist at the security desk located in the lobby of the Building. Such security officer/receptionist shall not interfere with the security officers retained by Landlord nor shall such security officer/receptionist interfere with the use of the Building by Landlord, other tenants in the building and their guests. Such security officer/receptionist shall also comply with reasonable rules and requirements established by Landlord and Landlord’s security officers from time to time. At the reasonable request of Landlord, Tenant shall replace any security officer/receptionist which it places in the lobby of the Building with another security officer/receptionist reasonably acceptable to Landlord. Landlord agrees that any such request shall specify the nature of the problem with the existing security officer/receptionist and specify the reason why Landlord requests such security officer/receptionist be replaced. Landlord agrees to take reasonable steps to cooperate with Tenant with respect to the implementation of any security system installed by Tenant for the Leased Premises, including, without limitation, a system which permits Tenant to use the fire stairwells adjacent to the Leased Premises for interfloor access and egress. The installation of any such system shall be subject to the provisions of Section 4.06 hereof.

12.05 Exhibits. The Exhibits listed in the Schedule of Exhibits are incorporated in this Lease by reference and are to be construed as part hereof.

ARTICLE 13

DEFINITIONS

13.01. Definitions. Terms used herein shall have the following meanings:  “Additional Rent” shall mean all monetary obligations of Tenant hereunder, other than the obligation for payment of Gross Rent.

“Available Space” shall mean space in the Office Section of the Building (i) with respect to which a tenant’s lease has terminated, whether by expiration or earlier termination of the term of such lease, and which is not encumbered by any extension option, right of first refusal or agreement of expansion, or otherwise, and (ii) which has not been relet to such tenant immediately thereafter, whether as a result of renewal, extension, a new lease or otherwise, or with respect to which any expansion or like right previously granted to such tenant or to a third person has not been exercised.

“Base Rent” shall mean the amount set forth on the Basic Lease Information sheet, as adjusted in accordance with the provisions of the Lease.

“Basic Services” shall mean the services described in Section 3.01 hereof.

“Building” shall mean the 22-story building (consisting of a 6-story low-rise portion, a 16 story high-rise portion and 3 levels of parking space below grade) located on the Land, and comprising the Office Section, the Commercial Section, the Parking Section together with the Common Areas.

“Building Common Areas” shall mean all areas of the Building servicing more than one floor of the Building as a whole, including, but not limited to fire stairwells, central mechanical rooms, elevator machine rooms, pump rooms, loading dock facilities, electrical and communication rooms, postal, security and janitorial facilities and the ground floor lobby (and if any such area is bordered by any demising wall which abuts any space that is leasable, such area shall be measured from the midpoint of such demising wall), but excluding Floor Common Areas, General Common Areas and the Parking Section.

“Building Standard Improvements” shall mean the improvements specified in Schedule II to the Work Letter.

“Business Hours” shall mean 8 A.M. to 6 P.M. on Business Days.

“Business Days” shall mean Monday through Friday excluding federal holidays.

“Commercial Section” shall mean that portion of the Building dedicated to commercial and retail uses and not included in the Office Section.

“Common Areas” shall mean the Building Common Areas, the Floor Common Areas and the General Common Areas.

“Completion Date” shall mean the later of (i) the Scheduled Completion Date or (ii) the date on which the Leased Premises are Substantially Complete.

“Estimated Impositions” for any calendar year shall mean Landlord’s estimate of Impositions for such calendar year.

“Estimated Operating Cost” for any calendar year shall mean Landlord’s estimate of Operating Cost for such calendar year.

“Event of Default” shall have the meaning attributed to it in Section 6.01.

“Excess Building Standard Improvements” shall mean improvements of the type specified in Schedule II to the Work Letter, in excess of the quantities set forth in said Schedule II.

“Fair Market Net Rent” shall mean, subject to the last two sentences herein, the annual rental value, net of Operating Cost and Impositions, of the space in question, as determined by reference to comparable space being offered for rent or recently rented in the Building or in comparable buildings in Boston, Massachusetts, in each case taking into consideration the following factors related to the Leased Premises: floor level, tenant improvements, proposed term of lease, extent of service provided or to be provided, the lack of a brokerage commission applicable to the transaction, the time the particular rate under consideration became or is to become effective, the location of the Building, the reputation of the Building, including its ownership and management, and any other relevant terms or conditions (but specifically excluding the fact that Tenant will not incur moving expenses). With respect to the determination of Fair Market Net Rent for any Extended Term, all inducements which would otherwise be offered excluding, however, the residual value of any Tenant Alterations, Excess Building Standard Improvements or Premium Tenant Improvements to the extent paid for by Tenant which are in the nature of capital improvements rather than normal maintenance or repairs), giving due regard to the factors cited above, shall be considered, but shall be factored into an equation to arrive at a rental figure, net of such inducements, unless otherwise agreed by Landlord and Tenant. With respect to the determination of Fair Market Net Rent for any Expansion Space or Available Space, all inducements which would otherwise be offered, giving due regard to the factors cited above, shall be considered, and shall be included as part of a Fair Market Net Rent package for such space, unless otherwise agreed by Landlord and Tenant.

“Floor Common Areas” shall mean all areas on those floors of the Building which are from time to time occupied by more than one tenant which are devoted to non-exclusive uses, such as corridors, lobbies, fire vestibules, elevator foyers, service elevator receiving areas, mailrooms, electric and communication closets and other similar facilities for the benefit of all tenants or invitees on that particular floor, but excluding Building Common Areas, General Common Areas and the Parking Section.

“Force Majeure” shall mean any circumstance beyond the reasonable control of Landlord, including, without limitation, acts of God, acts of the public enemy, governmental interference, court orders, requisition or orders of governmental bodies or authorities, requirements under any statute, law, rule, regulation or similar requirements of a governmental authority which shall be enacted or shall arise following the date of this Lease, inability to obtain labor, insurrection, riot, civil commotion, lock-out or any other unforeseeable event (other than the inability to obtain financing), the occurrence of which would prevent or preclude Landlord from fully and completely carrying out and performing its obligations under this Lease.

“General Common Areas” shall mean those areas forming part of the Building and devoted to non-exclusive uses which are not measured, including, but not limited to, the “Winter Garden”, walkways, courtyards and all landscaped areas (including pools and fountains). General Common Areas shall not include Floor Common Areas, Building Common Areas or the Parking Section.

“Gross Rent” shall mean, for each year of the Term, the sum of Base Rent, Tenant’s Proportionate Share of Operating Cost and Impositions, charges incurred by Tenant for Extra Services in accordance with Section 3.02, and Rent for the Storage Area, if any.

“Impositions” shall have the meaning attributed to it in Section 2.05.

“Initial Tenant Improvements” shall mean all initial improvements to be constructed in the Leased Premises in accordance with the Work Letter.

“Initial Tenant Improvement Plans” shall mean the plans for the Initial Tenant Improvements, as set forth in the Work Letter.

“Land” shall mean the parcel of real property owned by the Landlord, located in the City of Boston, Suffolk County, Massachusetts, and bounded in part by Berkeley and Boylston Streets and St. James Avenue and more specifically described in Exhibit A-1 attached hereto.

“Landlord Responsible Parties” shall mean all agents, servants, employees, contractors and business invitees of Landlord (but excluding other tenants of the Project and their agents, servants, employees, contractors, licensees and business invitees).

“Leased Premises” shall mean the floor area more particularly shown on Exhibit A attached hereto, containing the Net Rentable Area specified on the Basic Lease Information sheet.

“Loading Docks” shall mean the loading dock facilities serving the Project.

“Mortgage” shall mean any and all institutional mortgages securing indebtedness for money borrowed by Landlord or indebtedness for the refinancing of any such indebtedness, including all amendments and modifications thereto, from time to time, provided any such mortgage encumbers all or any portion of the Building, and provided further that with respect to any Mortgage held by an affiliate of Landlord the indebtedness secured thereby is actually debt financing for the Building (which may, however, include an associated equity component), and the mortgage instrument reflects terms consistent with an “arms length” transaction. Any reference to “Mortgage” and “Mortgagee” herein shall include a sale and leaseback and the grantee-lessor of a sale and leaseback used for financing purposes as limited hereby.

“Net Rentable Area” shall mean the area or areas of the space within the Building determined as follows:

(a)               Net Rentable Area on a single tenancy floor in the Office Section shall consist of (i) the area determined by measuring from the inside surface of the outer glass of each exterior wall (and extensions of the plane thereof in non-glass areas) to the inside surface of the outer glass on the opposite exterior wall (and extensions of the plane thereof in non-glass areas), but shall exclude vertical penetrations (including, without limitation, fire stairs, elevator shafts, and areas for central heating, ventilation and air conditioning and mechanical and electrical facilities), as set forth on Exhibit E attached hereto for each corresponding floor; plus (ii) Tenant’s Allocation of Building Common Areas, as set forth on Exhibit E attached hereto for each corresponding floor;

(b)              Net Rentable Area for a multi-tenancy floor shall consist of:

(x)                all space within the demising walls determined by measuring from the mid-point of the demising walls of each interior wall and from the inside surface of the outer glass of each exterior wall (and extensions of the plane thereof in non-glass areas); plus

(y)              Tenant’s Allocation of Building Common Areas, as set forth on Exhibit E attached hereto for the corresponding floor; plus

(z)                Tenant’s Floor Share of all Floor Common Areas.

No deductions from Net Rentable Area shall be made for columns or projections necessary to the Building, or for vertical penetrations which are for the exclusive use of Tenant (such as, but not limited to, special elevators or stairs, mechanical and electrical facilities and air conditioning equipment). The Net Rentable Area of the Leased Premises has been calculated on the basis of the foregoing definition and is hereby stipulated for all purposes hereof to the be amount, expressed in terms of square feet, stated on the Basic Lease Information sheet.

“Office Section” shall mean that portion of the Building dedicated to office uses. The square feet of Net Rentable Area included in the Office Section on each floor of the Building is set forth in Exhibit E.

“Operating Cost” shall have the meaning given in Section 2.04.

“Outline Specifications” shall mean the improvements specified in Schedule III to the Work Letter.

“Outside Completion Date” shall mean the Estimated Outside Completion Date set forth on the Basic Lease Information sheet, as the same may be delayed by reason of any Tenant’s Delay.

“Parking Section” shall mean the three (3) levels of below-grade parking located in the Project, excluding however any Common Areas or Project Common Areas.

“Permitted Use” shall mean with respect to the Leased Premises corporate, executive and professional office use and all uses accessory thereto as permitted by law in the Leased Premises of a kind appropriate in a building of the type and quality of the Building; provided, however, that Permitted Use shall not include (a) offices of any agency or bureau of the United States or any state or political subdivision thereof; (b) offices or agencies of any foreign government or political subdivision thereof; (c) offices of any health care professionals or service organization which include patient or client treatment or other on-premises services; (d) schools or other training facilities which are not ancillary to corporate, executive or professional office use (excluding, however, the executive offices of such schools or training facilities which are otherwise consistent with the use of the Building as a first class office building in Boston); (e) retail or restaurant uses (except in the Commercial Section and except for facilities limited to the exclusive use of Tenant’s employees and other Tenant Responsible Parties); (f) radio, television and/or recording studios, or like uses; (g) employment agencies (excluding, however, the executive offices of such employment agencies which otherwise are consistent with the use of the Building as a first class office building in Boston); or (h) any use or activity which is inconsistent with the use of the Building as a first class office building in Boston, creates a fire hazard or would cause Landlord’s insurance rate to be increased.

“Premium Tenant Improvements” shall mean that portion of the Initial Tenant Improvements which do not constitute “Building Standard Improvements” or “Excess Building Standard Improvements”, as set forth in the Work Letter.

“Project” shall mean the Building together with the building commonly known as 500 Boylston Street and located on the parcel of land described in Exhibit A-2.

“Project Operational Common Areas” shall mean those areas of the Project located outside of the Building which service, in whole or in part, the Building, including, but not limited to central mechanical rooms and loading dock facilities.

“Project Non-Operational Common Areas” shall mean those areas of the Project devoted to non-exclusive uses which tenants of the Building have a right to use in common with other tenants of the Project, including, but not limited to, walkways, courtyards and landscaped areas.

“Project Common Areas” shall mean the “Project Operational Common Areas” and the “Project Non-operational Common Areas”.

“Rent” shall mean Gross Rent and Additional Rent.

“Rent Commencement Date” shall mean the later of (i) the Scheduled Rent Commencement Date, or (ii) sixty (60) days after the Completion Date.

“Storage Area” shall mean the approximately 5,032 square feet of storage space located on floor P3 of the Building, more specifically described on Exhibit C attached hereto.

“Sublease” shall include any sublease, underletting at any level, tenancy, concession, license, franchise or other arrangement providing for the use or occupancy of all or any portion of the Leased Premises.

“Substantial Completion” shall mean (and the Leased Premises or any Expansion Space, as the case may be, shall be deemed

“Substantially Complete”) when (i) installation of the Initial Tenant Improvements or the Building Standard Improvements required to be provided by Landlord for Expansion Space, as applicable, has been substantially completed in accordance with the plans and specifications therefor notwithstanding a requirement to complete “punchlist” items or similar corrective work which can be completed without causing material interference with Tenant’s use of the Leased Premises for the Permitted Use; (ii) Tenant has direct access from the street to the elevator lobby on the floor (or floors) where the Leased Premises are, or the Expansion Space is, as applicable, located; (iii) Basic Services (as defined in Section 3.01 hereof) and any Extra Services (as defined in Section 3.02(a) hereof) are available to the Leased Premises or the Expansion Space, as applicable; (iv) Landlord’s architect shall have issued a certificate of Substantial Completion with respect to the Leased Premises or the Expansion Space, as applicable; and (v) a temporary or permanent certificate of occupancy has been issued by appropriate governmental authorities, permitting use of the Leased Premises or the Expansion Space, as applicable, and not subject to any conditions which cannot be satisfied without material interference with Tenant’s use of the Leased Premises or the Expansion Space for the Permitted Use.

“Tenant Affiliate” shall mean a person or entity which controls, is controlled by or is under common control with Tenant, or an entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets are transferred.

“Tenant’s Allocation” shall mean an area determined by multiplying the total square footage of the Building Common Areas by the ratio of the Net Rentable Area of the Leased Premises (excluding any allocation of Building Common Areas) to the Net Rentable Area of the Office Section (excluding only the Building Common Areas).

“Tenant Alterations” shall mean any alterations or physical additions to the Leased Premises beyond the Initial Tenant Improvements, together with any painting or decorating of the firestairwells pursuant to Section 4.06 hereof, any antenna or satellite dish installed pursuant to Section 12.03 hereof, and any security system installed pursuant to Section 12.04 hereof.

“Tenant’s Delay” shall have the meaning attributed to it in the Work Letter.

“Tenant Extra Costs” shall mean the cost of the Excess Building Standard Improvements and the Premium Tenant Improvements for which Tenant is responsible pursuant to the Work Letter.

“Tenant Improvements” shall mean the Initial Tenant Improvements and any Tenant Alterations.

“Tenant’s Floor Share” shall mean the ratio of Tenant’s Useable Area to the aggregate Useable Area on Tenant’s floor.

“Tenant’s Personal Property” shall mean all of the furnishings, fixtures, equipment, effects and personal property of every kind, nature and description of Tenant and of all persons claiming by, through and under Tenant which, during the continuance of this Lease or any occupancy of the Leased Premises by Tenant or anyone claiming under Tenant may be on the Leased Premises or else where in the Building.

“Tenant’s Proportionate Share” is specified on the Basic Lease Information sheet.

“Tenant Responsible Parties” shall mean all agents, servants, employees, contractors, licensees and business invitees of Tenant.

“Term” shall mean a period of calendar years, or fractions thereof, commencing with the Term Commencement Date and ending on the Term Expiration Date stated on the Basic Lease Information sheet.

“Term Commencement Date” shall mean the date when the Term commences as set forth on the Basic Lease Information Sheet.

“Term Expiration Date” shall mean the date specified on the Basic Lease Information sheet when the Term shall end, unless sooner terminated pursuant to the terms of this Lease.

“Total Leased Net Rentable Area” shall mean the sum of the Net Rentable Area leased to all Office Section tenants over the course of a year, determined on the basis of a weighted averaging of the sum of the Net Rentable Area leased to all Office Section tenants on each day of that year.

“Useable Area” shall mean the Net Rentable Area of the Leased Premises in question, less the portion of such Net Rentable Area attributable to Floor Common Areas and Building Common Areas.

“Work Letter” shall mean the instrument executed by Landlord and Tenant of even date herewith attached hereto as Exhibit B governing construction of the Initial Tenant Improvements.

Other terms used on the Basic Lease Information sheet which is a part of this Lease, or elsewhere in this Lease, shall have the meaning given them thereon and herein.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as a sealed instrument as of the day and year first above written.

“Landlord”

TWO TWENTY TWO BERKELEY VENTURE a Joint Venture

By:	Hines 222 Berkeley Limited
Partnership, Venturer

By:	/s/ Gerald D. Hines
Gerald D. Hines, a General Partner

“Tenant”

HOUGHTON MIFFLIN COMPANY, a Massachusetts corporation
By:	/s/ Stephen O. Jaeger
Stephen O. Jaeger

Title:	Executive Vice President and
Chief Financial Officer